Exhibit 10.38

LEASE NO. 8221

LEASE BETWEEN

THE CITY OF NEW YORK

DEPARTMENT OF CITYWIDE ADMINISTRATIVE SERVICES

1 CENTRE STREET, 20TH FLOOR NORTH

NEW YORK, NEW YORK 10007

&

BERKSHIRE EQUITY LLC
4611 12th AVENUE

BROOKLYN, NEW YORK 11219

Premises: 141 Livingston Street (Block 154, Lot 28) Borough of Brooklyn Approximately 206,084 rentable square feet of space to be used by the Office of Court Administration

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FINAL DRAFT

September 23, 2014

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INDEX CONTINUED

EXHIBITS

EXHIBIT A- OPERATING EXPENSE FORM
EXHIBIT B- SCOPE OF WORK
EXHIBIT C- AFTER HOURS SERVICE CHARGES
EXHIBIT D- PREVENTATIVE MAINTENANCE SCHEDULE
EXHIBIT E- FORM OF SUBORDINATION AND NON-DISTURBANCE AGREEMENT
EXHIBIT F- RULES AMD REGULATIONS

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THE CITY OF NEW YORK

DEPARTMENT OF CITYWIDE ADMINISTRATIVE SERVICES

ASSET MANAGEMENT

1 CENTRE STREET, 20TH FLOOR NORTH

NEW YORK, NEW YORK 10007

AGREEMENT OF LEASE made the 17th day of December 2015, by and between BERKSHIRE EQUITY LLC, whose address is 4611 12th Avenue, Brooklyn, New York 11219, hereinafter designated as Landlord, and THE CITY OF NEW YORK, a municipal corporation, acting through the Department of Citywide Administrative Services (“DCAS”), with an address at 1 Centre Street, 20th Floor North, New York, New York 10007, hereinafter designated as Tenant.

WITNESSETH:

WHEREAS, Landlord is the owner of the premises located at 141 Livingston Street (Block 154, Lot 28) (“Land”), in the Borough of Brooklyn (the land, building and other improvements comprising such premises are hereinafter collectively referred to sometimes as the (“Property”); and

WHEREAS, the parties hereto have previously entered into that certain License Agreement dated of as of November 25, 2014 between Landlord, as “Licensor” and Tenant as “Licensee” (the “License Agreement” or “License”) for the entire building exclusive of the existing garage, existing newsstand located of the first floor of the Building and existing Beis Din located on the mezzanine floor of the Building (“Excluded Space”) located on the Property (“Building”); and

WHEREAS, the parties hereto desire to enter into a Lease of the Licensed Premises; and

WHEREAS, the City Planning Commission has approved the acquisition of the aforesaid premises on October 29 2015, (Calendar no. 2) pursuant to Section l97c of the New York City Charter, and the City Council did not disapprove the proposed acquisition of the aforesaid premises; and

WHEREAS, this Lease is subject to public hearing and Mayoral approval pursuant to Section 824(a) of the New York City Charter, said hearing to be scheduled subsequent to the execution by the Landlord of this Lease; and

WHEREAS, this Lease may he executed by the Deputy Commissioner of DCAS after public hearing, Mayoral approval pursuant to Section 824 (a) and approval as to form by the Corporation Counsel of the City of New York; and

WHEREAS, the undersigned signatory of Landlord is duly authorized to execute this Lease on behalf of Landlord.

NOW, THEREFORE, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the following described premises (hereinafter referred to as the “Demised Premises”): the Licensed Premises containing approximately 206,084 rentable square feet of space consisting of the entire Building (comprising the ground floor, and floors two (2) through (15) exclusive of the Excluded Space) to be used by the Office of Court Administration (“OCA”) courtroom and for general and administrative offices, or for such other similar purposes as DCAS may determine, upon the terms and conditions hereinafter set forth.

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ARTICLE 1

TERM AND USE

Section 1.01         The Demised Premises shall be used by the OCA for court rooms and office space and ancillary story space or for such other reasonably similar lawful purposes as the Commissioner of DCAS may reasonably determine, in compliance with all applicable Requirements (as hereinafter defined) and upon the terms and conditions hereinafter set forth.

Section 1.02        The term of this Lease is for approximately ten (10) years and shall commence upon the exercise of the Option to Lease as defined in the License Agreement (which shall occur ten (10) days following the Option Notice, as defined in the License Agreement) (the “Commencement Date”) and shall expire at midnight on the day immediately preceding the tenth (10th) anniversary of the Commencement Date (“Expiration Date”).

ARTICLE 2

RENT

Section 2.01         (a)        The “Base Rent” payable by Tenant to Landlord shall be (i) Eight Million Two Hundred Forty Three Thousand Three Hundred Sixty Dollars and 00/100 ($8,243,360.00) per annum ($686,946.67 per month) for the period beginning of the Commencement Date and ending on the date immediately preceding the fifth (5th) anniversary of the Commencement Date, both dates inclusive; and (ii) Ten Million Three Hundred Four Thousand Two Hundred Dollars and 00/100 ($10,304,200.00) per annum ($858,683,33 per month) for the period beginning on the fifth (5th ) anniversary of the Commencement Date and ending on the Expiration Date.

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(b)          All payments due to Landlord from Tenant under this Lease, other than Base Rent, shall be considered “Additional Rent”. Base Rent and Additional Rent shall be referred sometimes as “rent” in this Lease and any failure to pay any such amount shall be subject to the rights and remedies of Landlord hereunder, including without limitation the addition of late charges thereto as provided in Section 31.02 hereof. Base Rent shall be payable in equal monthly installments at the end of each calendar month; provided that with respect to the months in which the Commencement Date and the Expiration Date of this Lease occur, Tenant shall pay only a pro rata share of the monthly installment for the period of the Term falling within such month and such installment for the month in which the Expiration Date occurs shall be due on the Expiration Date. All rent (Base Rent and Additional Rent) shall be payable at Landlord’s address hereinbefore set forth or at such othe address as may be designated by Landlord from time to time, by notice in the manner provided in Article 21 hereof.

Section 2.02         All bills sent by Landlord to Tenant shall have clearly reflected thereon the property, address, and block and lot for which the bill is being sent. All bills must be legible and must contain the address to which the payment should be sent. The name, address, and telephone number of the Landlord’s contact person for billing inquiries must be provided to Tenant in the manner designated in Article 21 hereof.

ARTICLE 3

OPTION TO TERMINATE

Section 3.01         Tenant shall have the right to terminate this Lease in its entirety at any time after the fifth (5th) anniversary of the Commencement Date (“Early Termination Date”), by giving Landlord at least twelve (12) months’ prior written notice of such election and no later than the fourth (4th) anniversary of the Commencement Date. For purposes hereof, Tenant’s written notice described in this Section 3.01 shall be deemed to be the “Tenant’s Termination Notice.”

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Section 3.02        The foregoing right to terminate shall not require the payment of a penalty, provided, however, if this Lease is terminated by Tenant, in whole, as provided in Section 3.01 above, Tenant shall pay to Landlord an amount equal to the sum of the then remaining unamortized portion of the Landlord’s Work only (as defined in Article 6A), as hereinafter provided (the “Termination Fee”).

Section 3.03        Tenant shall pay Landlord the Termination Fee on or before the later of (i) the Tenant’s Termination Notice and (ii) the thirtieth (30th) business day after Tenant shall have received from Landlord written certification of the Landlord’s Work Cost. For purposes of this Article, the Landlord’s Work cost shall be deemed to be amortized on a straight-line basis over a seven (7) year period commencing on the date of Substantial Completion of the Work (as defined in Article 6A). Landlord shall provide Tenant with a statement certified by Landlord of the Landlord’s Work Cost (as defined below) together with reasonably detailed backup documentation, within thirty (30) days after Tenant’s giving of any such notice of termination.

For the purposes hereof, the “Landlord’s Work Cost” shall mean the aggregate costs and expenses (excluding construction loan interest and related financing costs) directly related to the Landlord’s Work (as defined in Article 6) incurred by Landlord for the following:

(i)          the expediter’s fees and filing fees for the submission of the Final Plans related solely to Landlord’s Work to the appropriate governmental authorities for approval, as required;

(ii)         the performance of all items of the Landlord’s Work (labor and materials) in accordance with the Final Plans; and

(iii)        one (1) general contractor’s general condition’s fee and one (1) general contractor’s overhead and profit; Landlord shall not be entitled to be paid an administrative or management fee for the performance of the Landlord’s Work. There shall be no double payments in any items included in the Landlord’s Work Cost including the components of overhead and profit and general contractor’s fees.

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Section 3.04        The Termination Fee shall be subject to audit by DCAS and/or its authorized representative and post-audit by the Comptroller for the City of New York for the purpose of verifying the applicable costs.

Section 3.05        Notwithstanding any termination of this Lease pursuant to the terms and provisions of this Article 3, each party hereto shall remain liable after any such termination of this Lease for the performance of all obligations on such party’s part to be performed, and payment of all liabilities incurred, pursuant to the terms and conditions of this Lease up to and including the effective date of termination.

Section 3.06        TIME IS OF THE ESSENCE with respect to the giving of the Tenant’s Termination Notice and the payment of the Termination Fee. If Tenant shall fail to pay the Termination Payment (subject to Landlord’s obligation to provide the Landlord’s Work Cost in accordance with Section 3.03 above), then this Lease shall continue in full force and effect and rent shall accrue as if the Tenant’s Termination Notice had not been sent. Or before the Early Termination Date, Tenant shall vacate, quit and surrender possession of the Demised Premises in accordance with Article 12 hereof. If Tenant fails so do so, the provisions of Article 20 hereof shall apply.

ARTICLE 4

TAX AND OPERATING EXPENSE ESCALATIONS

Section 4.01        The Landlord and the Tenant agree that in addition to the annual Base Rent provided for in the preceding paragraphs of this Lease, Additional Rent shall be payable, consisting of Real Estate Tax escalations and direct Operating Expense escalations as those terms are hereinafter defined. Tenant shall pay (i) its pro-rata share, ninety- eight percent (98%), of Operating Expense escalations (“Tenant’s Expense Share”) and (ii) its pro-rata share, ninety- eight percent (98%) of Real Estate Tax escalation (“Tenant’s Tax Share”). Landlord and Tenant accept such pro- rate share calculations as final and binding upon the parties throughout the term of this Lease.

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Section 4.02         OPERATING EXPENSE ESCALATIONS

With respect to each calendar year of the term hereof subsequent to 2014 (hereinafter referred to as the “Operating Expense Base Year”) including the calendar year in which this Lease terminates, Landlord shall deliver to Tenant, no later than thirty (30) days prior to the commencement of each such calendar year, a written estimate (hereinafter referred to as the “Estimate”) signed by an officer or agent of the Landlord, wherein is set forth Landlord’s good faith estimate of the extent by which Operating Expenses for the particular calendar year will exceed Operating Expenses for the Operating Expense Base Year and an amount (hereinafter referred to as the “Amount”) equal to Tenant’s Expense Share of such excess. The parties agree that the amount of Operating Expenses for the Operating Expense Base Year shall be $250,000.00.

Operating Expenses shall be defined as all reasonable costs and expenses, without duplication, paid or incurred by Landlord, in the reasonable exercise of Landlord’s business judgment with respect to the following:

I.           Items included in Operating Expenses

(1)	Actual labor costs and expenses (including fringe benefits, provided that such fringe benefits are no greater than those paid under comparable union contracts, and workers compensation insurance covering Building employees), for the services of the following classes of employees performing services required in connection with the operation, repair and maintenance of the Building:

(i)	the Building manager who works full time on the Building; and

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(ii)	engineers, mechanics, electricians, plumbers, porters, janitors and security personnel engaged on a full or part-time basis in the actual operation, repair and maintenance of any part of the Building, and the heating, air conditioning, ventilating, plumbing, electrical and elevator systems of the Building, but excluding cleaning; provided that in the case of such part-time employees only the costs attributable to the Building shall be included.

(2)	(i)	The commercially reasonable cost of materials and supplies used in the operation, repair and maintenance of the Building, including, but not limited to, snow removal, painting and decorating, lighting, rubbish removal, removal of graffiti excluding cleaning.

(ii)	The competitive cost of independent contractors performing services required for the operation and maintenance of the Building, including extermination services, but excluding cleaning services.

(iii)	The costs of electricity, sewer, gas, water, fuel oil, and all other utilities for the common areas of the Building.

(3)	The cost of fire and casualty insurance (all risk or extended coverage) that a prudent owner of a building comparable to the Building would maintain.

(4)	Management fees paid to third parties, provided that said management fee shall be no higher than that which is ordinary and customary in the real estate management industry in New York City at comparable buildings to the Building (taking into account the level of services being provided at the Building) which shall not exceed one and one half percent (1 1/2%) of the Building’s rent roll.

(5)	Energy Efficient Capital Improvement(s) defined in subsection III below to the extent and in the manner specified therein but not if said Energy Efficient Capital Improvement(s) are part of the Work performed under Article 6 as stated in subsection III (iii) below.

II.          Items Excluded from Operating Expenses

(1)	The cost of correcting defects in the construction of the Building or in the Building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear shall not be deemed defects for the purpose of this category;

(2)	Cost of any repair made by Landlord to remedy damage caused by or resulting from the negligence of Landlord, its agents, servants or employees;

(3)	Labor costs in respect to executives of Landlord not assigned to the Building as part of the normal Building operation staff;

(4)	Taxes and Real Estate Taxes as defined below;

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(5)	Legal, accounting or other professional fees (including without limitation, brokerage, and finder’s and advertising fees incurred to attract, lease to, or procure new tenants), other than auditing fees incurred for the preparation of annual audited operating expense statements;

(6)	Any insurance premium, other than as set forth in subsection I (3) above;

(7)	Interest for late payments of water and sewer rents;

(8)	The cost of any items for which Landlord is reimbursed by insurance or which are reimbursable by insurance;

(9)	The cost of extraordinary services provided for other tenants within the premises respectively demised to such tenants;

(10)	The costs attributable to the correction or remedying of any act or omission of any tenant in the Building where such tenant is liable for the correction or remedying of any such act or omission under its lease with Landlord;

(11)	Any cost (of electricity or any other item) for which Landlord is reimbursed by any tenant of the Building;

(12)	The cost of repair or rebuilding caused by fire or other casualty or condemnation;

(13)	The cost of any alterations, additions, changes, replacements and other items which under generally accepted accounting principles consistently applied(“GAAP”) are properly classified as capital expenditures, excepting only (A) Energy Efficient Capital Improvements(s) as defined and permitted in subsection III below and (B) such other capital expenditures which shall be made for replacements of Building equipment and property, the repair cost of which would exceed fifty percent (50%) of the cost of replacement and, accordingly, the Landlord reasonably determined the cost of repair warrants replacement thereof in lieu of repair, and such allowable expenditures shall be included on a straight line basis to the extent such items are amortized over their useful life in accordance with GAAP. Landlord shall furnish Tenant with reasonable evidence confirming both the repairs and the replacement cost referred to herein;

(14)	The cost of any alterations to prepare space for occupancy of any tenant in the Building;

(15)	Expenses resulting from any violations by Landlord of the terms of this Lease or any other lease in the Building;

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(16)	Refinancing costs and mortgage interest and amortization payments;

(17)	Cost of paintings and sculptures considered to be of the quality and nature of fine art as opposed to merely decorative art;

(18)	Cost of maintenance, repair and alteration to, and costs of operation of, the Building’s parking garage, if any, and of any other retail space except that leased under this Lease;

(19)	Any item otherwise indicated in this Lease to be performed at Landlord’s sole cost and expense; and

(20)	Any item otherwise indicated in this Lease to be performed by Landlord but paid for by Tenant as additional rent or otherwise.

III.   Capital Improvement(s) Intended to Improve Energy Efficiency, as defined in (i)(a) of this subsection III and to the extent permitted in (ii) of this subsection III, shall also be included in Operating Expenses, as follows.

(i)  For the purposes of this subsection III only, the following definitions shall apply:

(a)	“Energy Efficient Capital Improvement(s)” or “EECI” shall mean any alteration, addition, change, repair or replacement (whether structural or nonstructural) made by Landlord in or to the Building or the common areas or equipment or systems thereof which, under generally accepted accounting principles consistently applied, is properly classified as a capital expenditure; and which capital expenditure, as certified in writing by the Independent Engineers defined in paragraph (d) below, will reduce the Building’s consumption of electricity, oil, natural gas, steam, water or other utilities. The aggregate costs of any Energy Efficient Capital Improvement shall be deemed to include, without limitation, architectural, engineering and expediting fees, legal, consulting, inspection and commissioning fees actually incurred in connection therewith, but shall be deemed to exclude actual or imputed financing costs in connection therewith; provided, however, the costs of such Energy Efficient Capital Improvement shall be deemed reduced by the amount of any NYSERDA or similar government incentives for energy efficiency improvements actually received by Landlord to defray the costs of such Energy Efficient Capital Improvement, and shall further be reduced by any energy efficiency tax credits or similar energy efficiency-based tax incentives actually accruing to Landlord as a result of such Energy Efficient Capital Improvement.

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(b)	“EECI Base Year” means the calendar year in which the EECI is completed and placed in service by Landlord.

(c)	“Comparison Year” means each calendar year subsequent to the EECI Base Year.

(d)	“Independent Engineers” means two (2) engineers selected by Landlord from a pre-approved list. From time to time, but not more than once during any period of twelve (12) consecutive months, Landlord and Tenant may each recommend two or more independent professional engineers, licensed by the State of New York, for inclusion on the pre-approved list. Any such recommendations by Landlord or Tenant shall be subject to the written approval of the other party, which approval shall not be unreasonably withheld.

(e)	“Simple Payback Period” shall mean the length of time (expressed in months) obtained by dividing (x) the aggregate costs of any such Energy Efficient Capital Improvement by (y) the anticipated annual savings in utility costs (which shall be the average of the determinations by the two Independent Engineers of such annual savings) includable in Operating Expenses (the “Projected Annual Savings”). By way of example, if the aggregate costs of such Energy Efficient Capital Improvement is $2,000,000 and the Projected Annual Savings are $500,000 per annum, then the Simple Payback Period for such Energy Efficient Capital Improvement is forty-eight (48) months. The Projected Annual Savings and the Simple Payback Period shall be certified in writing by the Independent Engineers.

(ii)	Commencing with the first Comparison Year following the EECI Base Year and for each Comparison Year thereafter for the duration of the Simple Payback Period, Landlord may include in Operating Expenses a portion of the aggregate costs of such Energy Efficient Capital Improvement equivalent to eighty percent (80%) of the Projected Annual Savings, so that the aggregate costs of such Energy Efficient Capital Improvement will be fully amortized over one hundred twenty-five percent (125%) of the Simple Payback Period. By way of example, if the aggregate costs of such Energy Efficient Capital Improvement is $2,000,000, the Projected Annual Savings are $500,000 and the Simple Payback Period for such Energy Efficient Capital Improvement is forty-eight (48) months, then Landlord may include $400,000 of the aggregate costs of such Energy Efficient Capital Improvement (i.e., an amount equivalent to 80% of the Projected Annual Savings) in Operating Expenses for five consecutive Comparison Years (i.e., sixty (60) months or 125% of the Simple Payback Period).

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(iii)	Notwithstanding anything to the contrary contained herein or elsewhere in this Article 4 or the Lease, in no event shall any of Landlord’s Work performed under Article 6A, even if otherwise deemed to be an Energy Efficient Capital Improvement(s), be included in Operating Expenses.

Notwithstanding anything contained hereinabove to the contrary, the cost of any repair required to be performed by Landlord pursuant to Articles 9 and/or 13 of the Lease shall only be included as Operating Expenses in the applicable calendar year in which Tenant shall have given notice to Landlord (or Landlord shall have otherwise received actual notice) of the need for such repair. The cost of any repair not performed in such calendar year shall not be carried forward to the next or any subsequent calendar year; provided, however, if Tenant shall have given notice to Landlord of a repair during the last quarter of the applicable calendar year and such repair is not capable of being performed by the end of such quarter, provided that Landlord shall have commenced to perform such repair during such final quarter and thereafter diligently prosecute such repair to completion, the costs of same shall be included as an Operating Expense for the calendar year in which the repair is completed.

Tenant’s Expense Share of such estimated increase in Operating Expenses shall be paid in twelve (12) equal monthly installments on the same dates as the annual base rental is payable. The first installment shall be due on the rent payment date coinciding with or following the rendering of the escalation statement, provided, however, that if this Lease terminates for any reason before the entire amount of estimated additional rent has been paid for the previous or current year, the balance shall become due and payable to the date of termination and may be based upon a reasonable estimate for the current year.

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If the Estimate is delivered to Tenant prior to the commencement of the particular calendar year, then Tenant agrees to pay to Landlord on the last day of each month occurring during such calendar year, as Additional Rent, one-twelfth (1/12th) of the Amount stated in the Estimate. If such Estimate is delivered to Tenant subsequent to the commencement of the particular year, then (i) Tenant shall pay to Landlord on the last day of each month of such calendar year one-twelfth (1/12th) of the Amount stated in the immediately preceding calendar year Estimate, (ii) Tenant shall pay to Landlord on the last day of each month during such calendar year following the forty-fifth (45th) day after the delivery of such Estimate to Tenant, one-twelfth (1/12th) of the Amount stated in such Estimate, and (iii) promptly following the delivery of such Estimate to Tenant, Landlord shall refund to Tenant, or Tenant shall pay to Landlord, as appropriate, the difference between (x) the amounts actually paid to Landlord by Tenant for the months prior to the delivery of the Estimate and (y) the amounts that Tenant would have paid to Landlord during such months if Landlord had delivered the Estimate prior to the commencement of the particular calendar year. However, actual payment of any increase shall not start until after January 1, 2015.

Notwithstanding anything to the contrary, if any new expense, not listed as an expense in the Operating Expense Base Year (the “Additional Operating Expense”), and which Operating Expense may be listed as an Operating Expense under this Article, is included in the Tenant’s calculation of the Operating Expense escalation in a calendar year subsequent to the Base Year, such Additional Operating Expense must also be included in the Operating Expense Base Year and all subsequent years based on the following formula. The Base Year Operating Expenses will be revised to include the Additional Operating Expense which is calculated by dividing the current year’s cost by the fraction, the denominator of which shall be the Consumer Price Index (“CPI”) for the Base Year and the numerator of which shall be the CPI for the current year. As used herein, the term “Consumer Price Index” shall mean the United States Department of Labor’s Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, All Items, New York/Northeastern, NJ (1982 - 84 equals 100), or the successor of that index.

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Landlord shall be required to disclose and notify Tenant of any significant related party transactions the cost of which are passed on, in whole or in part, as rent. When such transactions occur prices of same must be in line with normal industry practice in New York City. Failure to notify Tenant of such related party transactions shall result in a disallowance of such costs that would otherwise be passed along as an Operating Expense. If such related party transactions occurred and were disclosed but it is found by the Tenant that the cost thereof was excessive, then such charges shall be disallowed to the extent they exceed normal industry prices in New York City.

Within ninety (90) days after the expiration of the Operating Expense Base Year, Landlord shall furnish to Tenant a schedule of Operating Expenses for said Operating Expense Base Year. Within ninety (90) days after the expiration of each calendar year subsequent to the Operating Expense Base Year (including the calendar year in which this Lease terminates), Landlord shall furnish to Tenant a schedule of Operating Expenses for said calendar year and a schedule of additional rent resulting from escalations in Operating Expenses. Such schedules of Operating Expenses must be prepared in a format no less detailed than that shown in Exhibit A hereto.

Such schedules of Operating Expenses must include a statement signed by the chief executive, chief operating, or chief financial officer of Landlord that:

(a)          discloses fully any significant changes in the method of calculation of Operating Expenses from the Operating Expense Base Year to said calendar year and/or from the previous calendar year to said calendar year, or, in the absence of significant changes, states that there have been no significant changes in the method of calculation of Operating Expenses with respect to the aforementioned periods; and

(b)          avers that there is adequate and accurate documentation in Landlord’s files to support each and every charge included in Operating Expenses.

Landlord must have supporting documents for each and every Operating Expense or it will be disallowed.

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At the time each such schedule of Operating Expenses is furnished to Tenant, appropriate adjustment shall then be made between the parties, i.e., if Tenant has paid on account of such calendar year more than Tenant’s Expense Share of the actual amount by which Operating Expenses for such calendar year exceeded Operating Expenses for the Operating Expense Base Year, Landlord shall refund such overpayment to Tenant at the time of giving such notice; if Tenant has paid on account of such calendar year less than Tenant’s Expense Share of the amount by which Operating Expenses for such calendar year exceeded Operating Expenses for the Operating Expense Base Year, then Tenant shall pay the difference to Landlord within sixty (60) days after receiving the certified Operating Expenses statement, provided, however, that Tenant shall be required to pay to Landlord only the difference between (a) Tenant’s Expense Share of the excess of the undisputed actual Operating Expenses for the calendar year over actual Operating Expenses for the Operating Expense Base Year and (b) the Estimate; payment of any amounts on account of Operating Expenses other than the aforementioned undisputed amount shall be withheld by Tenant until Tenant is satisfied that the change in question is valid or until any dispute is otherwise resolved. Appropriate pro rata adjustment shall be made for the last calendar year in which this Lease terminates.

If Landlord fails to timely furnish any of the foregoing statements, Tenant may, upon thirty (30) days’ written notice, withhold additional rent due and owing to Landlord for the particular Additional Rent charge(s) for which Landlord failed to furnish a statement, including but not limited to Real Estate Tax escalations and Operating Expense escalations, until Landlord furnishes the foregoing statements. Tenant’s liability for additional rent due pursuant to this Article and/or Landlord’s liability for refunding any overpayment shall survive the expiration of the Term hereof.

Pending any audit by the Tenant or Comptroller of direct operating expenses for any calendar and/or fiscal year, including the Operating Expense Base Year, Tenant shall pay Additional Rent pursuant to the foregoing provisions hereof for such year as billed by Landlord; and upon completion of such audit and resolution by Landlord and Tenant of any matters in contention, appropriate refund or credit shall be allowed Tenant against the next installments of rent and Additional Rent becoming due hereunder if required thereby.

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With respect to any partial calendar year occurring at the beginning or the expiration of the term hereof or termination of this Lease, additional rent payable by Tenant for such partial calendar year on account of Operating Expenses shall be equitably adjusted.

Tenant shall have the right to copy, examine and audit any of Landlord’s statements including the Base Year operating statement.

Section 4.03  REAL ESTATE TAX ESCALATIONS

(a)          The term “Taxes” and “Real Estate Taxes” as used herein, shall mean the real estate taxes and assessments (including special assessments) on or with respect to the Building and the Land, assessed, levied, or imposed by any governmental authority having jurisdiction, including, without limitation, (i) assessments made upon or with respect to any “air” and “development” rights now or hereinafter appurtenant to or affecting the Land; (ii) any fee, tax or charge imposed by any governmental authority for any vaults, vault space or other space within or outside the boundaries of the Land; and (iii) any taxes or assessments levied after the date of this Lease in whole or in part for the public benefits to the Land or the Building, including, without limitation, Business Improvement District taxes and assessments; without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes, in ease case, calculated as if the Land and Building were the only asset of Landlord; provided, that if because of any change in the taxation of real estate, any other tax or assessment however denominated (including without limitation any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Land or the Building, or the occupancy, rents or income therefrom, in substitution for any of the foregoing taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord’s sole asset were the Land and Building. Excluded from the foregoing enumerations of Taxes and Real Estate Taxes will be (i) any income, franchise, inheritance, capital stock, excise, excess profits, occupancy or rent, gift, estate, payroll or stamp taxes or foreign ownership or control taxes or any capital gains tax, deed tax or transfer tax, and mortgage recording tax imposed on Landlord by municipal, state or federal law, (ii) any Taxes resulting from an increase of the assessed value of the Building attributable to additions to the Building which increase the square footage of the Building. The foregoing notwithstanding, Tenant shall be responsible for any increase in Taxes which result from an increase in the assessed value of the building attributable to Landlord’s Work and Tenant’s Work and any replacements. As of the date hereof, to the best of Landlord’s knowledge, the only Taxes affecting the building and/ or Land are the real estate taxes payable to the City of New York.

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(b)          Tenant covenants and agrees that commencing as of July 1, 2015, Tenant shall pay to Landlord as Additional Rent, an annual sum (the “Tax Payment”) equal to the product of (x) Landlord’s Pro- Rata Share, and (y) the amount by which the annual Real Estate Taxes for the current July 1- June 30 period (each such period, a “Tax Year”) exceed the amount of Real Estate Taxes finally imposed or assessed on the Land and Building for the 2013/2014 Tax Year (“Base Taxes”). Tenant shall pay the Tax Payment is two (2) equal installments, each of which shall be due within thirty (30) days after Landlord presents to Tenant a copy of an official Real Estate Tax bill from the applicable governmental authority. The Tax Payment payable for the Tax Year during which the term of this Lease expires shall be prorated based on the number of day of the Term which falls within such Tax Year.

(c)          Appropriate credit shall be given for any refund obtained by reason of a reduction in the assessed valuation made by the assessors or the courts for any period falling within the Term, including with respect to Base Taxes. In calculating the amount of such refund. Landlord may deduct therefrom, before crediting Tenant, any expenses incurred by Landlord, or Landlord’s estate, including payment to consultants, attorneys and appraisers, in contesting, or otherwise seeking a reduction of, the Taxes and Real Estate Taxes or assessed value of the Land or Building by tax certiorari proceedings or otherwise; provided, however, that Landlord shall not deduct payments to any consultant, attorney or appraiser for performing the same function as another consultant, attorney or appraiser for such which Landlord is deducting the same. The original computations, as well as payment of Additional Rent, if any, under the provision of this Article, shall be based on the original assessed valuation with adjustments to be made if and when the Tax refund, if any, has been paid to Landlord, All rights and obligations of the parties hereto respect any Tax Payments shall survive the expiration or earlier termination of the Term hereof.

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(d)          If the Base Taxes shall be reduced or increased as a result of protest or proceedings filed therefor, then the Base Taxes shall be amended to the amount actually collectible by the City of New York, and all retroactive Tax Payments or credits and refunds shall be due and payable within thirty (30) days after billed or credited by Landlord. Landlord shall use commercially reasonable efforts to promptly notify Tenant in writing each time a tax assessment is challenged, but Landlord’s failure to do so shall not affect the parties’ rights or obligations hereunder.

Section 4.04 RIGHT TO AUDIT

Tenant and its authorized representative, at Tenant’s sole cost and expense, shall have the right to examine and copy and, with respect to computation of Operating Expense Escalations and Tax Payment, audit any and all books and records of Landlord, for the purpose of verifying the accuracy of any Statement furnished by Landlord to Tenant. All such Statements are subject to verification of the occupying agency or its representative and post-audit by the Office of the Comptroller. Landlord shall be required to retain the books and records required herein, at its main office or such other location within New York City as it may designate, for six (6) years after the period to which they relate.

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ARTICLE 5

LANDLORD’S INTEREST IN PREMISES

Section 5.01         Landlord warrants and represents that it is the owner in fee of the Building, the Demised Premises, and the real property on which they are located and is empowered and authorized to lease said premises as provided herein.

ARTICLE 6 A

ALTERATIONS AND IMPROVEMENTS,

LANDLORD’S WORK

Section 6A.01      (a) Landlord and Landlord’s agents and representatives have made no representation or promises with respect to the Building, the Land, or the Demised Premises, except as otherwise expressly set forth herein, and no rights, easement, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Tenant shall accept possession of the Demised Premises in the condition which shall exist on the Commencement Date “as- is”; and Landlord shall have no obligation to perform any work or make any installations in order to prepare the Demised Premises for Tenant occupancy, except that, following the Commencement Date, Landlord shall perform the Landlord’s Work in accordance with provisions of this Article 6A and the work set forth in Section 6A.01 (b) below.

(b)          All the terms of Article 5 of the License between the parties hereto shall carry over into this Lease and shall be incorporated into Article 6A of the Lease by reference, mutatis mutandis, including, but not limited to, the provisions for liquidated damages.

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Section 6A.02      Landlord agrees at Landlord’s sole cost and expense, prior to the “Substantial Completion Date (as defined in this Article 6A), to perform the alterations and improvements to the Demised Premises in accordance with Final Plans (as defined in Article 5 of the License) subject to Tenant’s approval in connection with the “Lease- Base Building Scope of Work” attached hereto and made a part hereof as item #5 of Exhibit B (the “Landlord’s Work”); for the purposes of clarification, the Lease- Base Building Scope of Work Final Plans are being prepared by Design Urbanism Architectural, LLC pursuant to the terms of Article 5 of the License.

Within ten (10) business days following D & PM’s approval of the Final Plans (as defined in Article 5 of the License), Landlord shall file the Final Plans with the New York City Department of Buildings (the “Buildings Department”), the New York City Fire Department (the “Fire Department”) and all other governmental authorities having jurisdiction over the Work (collectively, the “Governmental Authorities”). Landlord shall commence performance of the Landlord’s Work within thirty (30) business days from the Lease Commencement Date (“Construction Commencement Date”).

Section 6A.03 (a)           Landlord represents and warrants that it has the financial capability and/or adequate financing to complete the Landlord’s Work in the time frames set forth herein. Within ten (10) Business Days of Tenant’s approval of the Final Plans for Landlord’s Work, Landlord shall deliver to Tenant evidence and assurances satisfactory to Tenant of Landlord’s financial capability to complete the Landlord Work. Landlord’s misrepresentation with regard to its ability to provide or obtain financing in an amount sufficient to complete the Landlord’s Work shall constitute material breach of the terms of this Lease.

(b)          Landlord shall have a continuing obligation to make regular periodic payments to its contractors at approximately thirty (30) day intervals in amounts reasonably commensurate with the amount of progress towards Substantial Completion of the Landlord’s Work from the start of work up to the Substantial Completion Date of the Landlord’s Work, to ensure diligent and timely completion of the Landlord’s Work.

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Section 6A.04      (a) The Landlord’s Work shall be deemed “Substantially Complete” and “Substantial Completion” of the Landlord’s Work shall occur on the date (the “Substantial Completion Date”) upon which all of the following shall have occurred: (i) all of the Landlord’s Work (including the ACM Work), shall have been completed except for completion of minor aspects of construction or mechanical adjustment which do not materially interfere with Tenant’s use of the Demised Premises; and (ii) Landlord shall have delivered to Tenant all of the Final Sign-Offs (as hereinafter defined). Landlord shall, prior to the Substantial Completion Date of the Landlord’s Work, endeavor to remove all Building Code and Fire Code violations now pending or which may be placed against the Demised Premises, except those violations caused by Tenant’s breach of the terms of the Lease, which violations Tenant shall have the responsibility to remove.

(b)          Landlord shall send Tenant written notice (the “Substantial Completion Notice”) including the Final Sign-Offs setting forth the date upon which Landlord reasonably anticipates that the Substantial Completion Date of the Landlord’s Work will occur. In the event that Landlord shall have given Tenant the Substantial Completion Notice including the Final Sign-Offs, D&PM shall use reasonable efforts to certify or deny certification of the Substantial Completion of the Landlord’s Work within seven (7) Business Days after D&PM receives written notice from Landlord of Landlord’s determination that Substantial Completion of the Landlord’s Work has been achieved. If D&PM shall determine that Substantial Completion of the Landlord’s Work not been achieved, Tenant shall send Landlord notice thereof which notice shall include a complete and detailed list of reasons Substantial Completion of the Landlord’s Work has not been achieved. Thereafter, upon the correction of the deficiencies in the Landlord’s Work described in such Tenant’s notice, the foregoing procedure for determining the Substantial Completion Date for the Landlord’s Work shall be repeated.

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(c)          For purposes of this subsection 6A.04, “Final Sign-Offs” shall mean: (i) all applicable Buildings Department and Fire Department inspection sign-offs for the Landlord’s Work (including but not limited to Buildings Department Post Permit TR-1, Equipment Use Permits, elevator use permits, electrical and plumbing sign-offs, Fire Department and elevator inspections and sign-offs) and compliance with the terms and provisions of Article 26 of this Lease regarding ACM) which may be necessary in connection with the of the Landlord’s Work; (ii) a temporary or final new or amended Certificate of Occupancy; (iii) “as built” the Landlord’s Work construction drawings for Lease Work in both hard copy and Auto Cad versions; and (iv) a certified air balancing report for the Demised Premises has been approved by Landlord’s engineer as being in conformance with the Final Plans.

(d)          D&PM shall fully cooperate with Landlord in order to facilitate Landlord’s obtaining the timely inspections for Final Sign-Offs, as the case may be, provided Landlord has made timely filings. In the event that any Certificate of Occupancy and/or other sign-offs which may be delivered by Landlord to Tenant in connection with the Landlord’s Work are temporary in nature, Landlord will keep such sign-offs all in full force and effect and will be solely liable for all costs in connection therewith until Landlord obtains any necessary final Certificates of Occupancy or other final sign-offs, as the case may be.

Section 6A.05      In the event Landlord (i) fails to commence construction of the Landlord’s Work or before the Construction Commencement Date and/or pursue completion of same diligently and in a continuous manner, then Tenant shall give Landlord written notice (hereinafter referred to as “Delay Notice”) advising Landlord of its failure. If Landlord does not cure its failure within ten (10) Business Days from the date of the Delay Notice, or if such default cannot be completed within such ten (10) Business Day period and Landlord fails to act diligently, and continuously without interruption to cure such default, Tenant, in addition to any other remedy it may have, at its option may: (i) as agent of the Landlord commence and/or perform the Landlord’s Work and deduct the reasonable cost thereof from the rent to become due and payable pursuant to Article 2 hereof; or (ii) terminate this Lease on ten (10) Business Days written notice to Landlord; provided, however, if Landlord shall thereafter commence and diligently pursue completion of the Landlord’s Work prior to the expiration of such ten (10) Business Day period, Tenant’s termination notice shall be deemed null and void. Tenant, however, shall not be required to exercise either of the foregoing rights. If Tenant elects not to terminate the Lease, and regardless of whether or not Tenant elects to perform the Landlord’s Work as Landlord’s agent, it shall receive a rent credit within twenty (20) Business Days from the date that Landlord receives such Delay Notice equivalent to one (1) day of free rent for the Demised Premises for each day the commencement the Landlord’s Work was delayed or Landlord failed to pursue diligent completion of the Landlord’s Work in a continuous manner.

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Section 6A.06     In the event Landlord, after commencing the Landlord’s Work, fails to achieve Substantial Completion of the Landlord’s Work within one (1) year and six (6) months subject to Force Majeure and Tenant Delay, Tenant may give Landlord written notice (hereinafter referred to as the “Completion Delay Notice”) advising the Landlord of its failure to achieve Substantial Completion of the Landlord’s Work. If Landlord fails to achieve Substantial Completion of the Landlord’s Work, within thirty (30) Business Days from the date that Landlord receives such Completion Delay Notice, or if such Landlord’s Work cannot be completed within said thirty (30) Business Days and Landlord fails to act diligently, and continuously without interruption to complete the Landlord’s Work within a reasonable time thereafter, Tenant, in addition to any other remedy it may have, may: (i) perform the Landlord’s Work and deduct the reasonable cost thereof from the rent to become due and payable pursuant to Article 2 hereof or (ii) terminate the Lease on ten (10) Business Days written notice to Landlord; provided, however, if Landlord shall thereafter commence and diligently pursue completion of the Landlord’s Work prior to the expiration of such ten (10) Business Day period, Tenant’s termination notice shall be deemed null and void. Tenant, however, shall not be required to exercise either of the foregoing rights. If Tenant elects not to terminate the Lease, and regardless of whether or not Tenant provides written Completion Delay Notice or elects to perform the Landlord’s Work as Landlord’s agent, it shall receive a rent credit within twenty (20) Business Days from the date that Landlord receives such Completion Delay Notice equivalent to one (1) day of free rent for each day Landlord has delayed the Substantial Completion Date of the Landlord’s Work. Either party may refer a dispute under this Section 6A.06 to expedited arbitration in accordance with the procedures set forth in Section 6A.13. For purposes of this Article 6A, a “Tenant Delay” shall mean any delay of one or more days (not due to unavoidable delays) that continues after written notice from Landlord and Tenant’s failure to cure within a five (5) business day period, which results in Landlord’s inability to (x) timely meet any applicable time frames under this Lease, (y) timely commence the performance of Landlord’s Work, or (z) timely Substantially Complete the Landlord’s Work due to any of the following: (1) any written request by Tenant that delays Landlord in proceeding with any segment or part of the Landlord’s Work; (3) any material changes or requests for material changes by Tenant to the approved Final Plans; (4) any failure by Tenant to respond reasonably and in good faith or within the time frames set forth herein or to respond with reasonable specificity where required herein; or (5) interference or delay in the performance of the Landlord’s Work by Landlord or its contractor, subcontractor, vendor, supplies or materialmen attributable to the performance of any work in the Demised Premises by Tenant or Tenant’s contractors and/or vendors. Tenant Delay (s) shall extend the time for Landlord’s performance of said obligations by the amount of time equal to said Tenant Delays on a day for day basis.

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Section 6A.07      In the event Substantial Completion Date of the Landlord’s Work has occurred, then with respect, to minor details of construction or decoration which do not materially, adversely affect Tenant’s use of a Floor or the entire Demised Premises, as applicable, Tenant shall submit to Landlord a written list of such minor details and any as-built drawings which it deems to be incomplete (hereinafter the “Punch List”). Landlord shall within thirty (30) days of receipt of the Punch List, commence performance and diligently proceed with continuity to complete the incomplete Landlord’s Work. In the event Landlord fails to commence and complete said Landlord’s Work within thirty (30) days of receipt of the Punch List, or if the item cannot reasonably be commenced or completed within said thirty (30) day period, if Landlord shall not commence and complete performance as promptly as practicable thereafter, Tenant, in addition to any other remedy it may have, may on at least ten (10) Business Days’ prior written notice to Landlord (i) as agent for the Landlord, perform said work and deduct the reasonable cost thereof from the Base Rent due or that may become due and owing under this Lease or (ii) may withhold from Base Rent an amount equal to 200% of the good faith estimated cost to repair and/or complete such Punch List item until Landlord performs such Landlord’s Work to the reasonable satisfaction of Tenant.

Section 6A. 08     With respect to Tenant’s repair obligations, upon completion of the Landlord’s Work, Landlord shall assign to Tenant the beneficial interest in all warranties and guarantees received by Landlord from contractors and materialmen engaged in the performance of the Landlord’s Work as well as the right to enforce any contracts made with such contractors and materialmen. Landlord hereby appoints Tenant as its attorney-in-fact to institute suit in Landlord’s name and for Tenant’s benefit and agrees to cooperate fully with Tenant in the event that Tenant seeks to enforce its rights with respect to the warranties and guarantees.

Section 6A.09      Notwithstanding anything to the contrary in Article 13 hereof, Landlord shall be solely responsible for the performance and cost of all repairs resulting from defects of materials and workmanship in construction and/or alterations and improvements of the Demised Premises or of the Property.

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Section 6A.10      Landlord acknowledges that portions of the Demised Premises may be occupied and used by Tenant, its employees and invitees during the performance of the Landlord’s Work. Accordingly, Landlord shall, and shall cause it contractors, to use best efforts to minimize noise, dust and other conditions which may adversely affect Tenant, its invitees, employees, and workers, to take every reasonable precaution against injuries to persons or damage to property, and to provide for the safety of persons at the Demised Premises. Landlord shall be responsible for the initiation, maintenance and supervision of reasonable safety precautions and programs in connection with the performance of the Lease Work. Landlord and Tenant agree to cooperate with each other in accordance with good construction practice and scheduling to permit the performance of the Landlord Work while Tenant shall be occupying the Demised Premises. If reasonably required by Tenant, Landlord shall perform necessary portions of the Landlord Work during other than business hours on business days, at Landlord’s sole cost and expense. Landlord shall initiate, maintain and coordinate with Tenant reasonable safety precautions in connection with the performance of the Landlord’s Work, which Tenant agrees it shall obey and follow.

Section 6A.11.     Landlord agrees to name, or cause its contractors to name, the City of New York as an additional insured on their respective policies of public liability insurance, and furnish the Tenant with certificates of insurance to that effect.

Section 6A.12      Landlord and Tenant shall each designate a representative who shall serve as its representative during the design and construction (each, a “Construction Rep”) of the Landlord’s Work. Landlord’s Construction Rep shall initially be Mr. Jacob Schwimmer, and Tenant’s Construction Rep shall initially be Mr. Glenn Pymento. All written consents and approvals given by Tenant’s Construction Rep, on behalf of Tenant, or by Landlord’s Construction Rep, on behalf of Landlord, concerning the design and construction of the Landlord’s Work shall be valid and binding on Landlord or Tenant, as applicable.

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Notices to Tenant during the design and construction phases, and correspondence to Tenant’s Construction Rep, shall be sent to:

Mr. Glenn Pymento

Assistant Commissioner

Design and Project Management, Asset Management

Department of Citywide Administrative Services

1 Centre Street, 20th Floor

New York, NY 10007

Tel. No. (212) 386-0290

Fax. No. (212) 313-3489 with a copy to:

Mr. Christopher Nesterczuk

Acting Assistant Commissioner

Acquisitions and Leasing, Asset Management

Department of Citywide Administrative Services

1 Centre Street, 20th Floor

New York, New York 10007

Tel. No. (212) 386-0363

Fax. No. (646) 350-6204

Notices to Landlord during the design and construction phases, and correspondence to Landlord’s Construction Rep, shall be sent to:

Michael Conard, AIA

Design & Urbanism Architectural, LLC

2 West 67st Street

New York, New York 10023

Tel. No. (212) 580-2123

Fax. No. (212) 580-3190, with a copy to

Mr. Jacob Schwimmer

Security Equity LLC

4611 12th Avenue

Brooklyn, New York 11219

Tel. No. (212) 795-9300

Fax No. (718) 504-4324

jschwimmer@heightsmgmt.com

Section 6A.13      (a)    If Landlord and Tenant are unable to agree whether or not the Landlord’s Work has been Substantially Completed and such dispute is referred to arbitration pursuant to Section 6A.06, the dispute may be resolved by arbitration conducted in the City of New York in accordance with the provisions of Section 6A.13(b), and judgment upon the award rendered may be entered in any court of competent jurisdiction.

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(b)          The party hereto desiring to arbitrate a dispute pursuant to this Section 6A.13 shall give notice (the “Dispute Notice”) to that effect to the other party, and such dispute shall be submitted to a single disinterested arbitrator selected in accordance with the then prevailing expedited commercial arbitration rules of the American Arbitration Association (“AAA”), provided that the arbitrator selected shall have at least fifteen (15) years of recent experience in the management of comparable interior construction projects in New York City. The arbitration shall be conducted at the offices of the AAA in Manhattan in accordance with the then prevailing expedited commercial arbitration rules of the AAA. The decision of the arbitrator shall be conclusive upon the parties. The arbitrator’s fee shall be borne equally by the parties and each party shall bear the costs of its own counsel, witnesses and presentation of evidence. The arbitrator shall have no power to vary or modify any of the provisions of this Lease.

ARTICLE 6 B

ALTERATIONS AND IMPROVEMENTS- TENANT’S WORK

Section 6B.01      Landlord and Landlord’s agents and representatives have made no representation or promises with respect to the Building, the Land, or the Demised Premises, except as otherwise expressly set forth herein, and no rights, easement, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Tenant shall accept possession of the Demised Premises in the condition which shall exist on the Commencement Date “as- is”; and Landlord shall have no obligation to perform any work or make any installations in order to prepare the Demised Premises for Tenant occupancy, except that, following the Commencement Date, Landlord shall perform the Tenant’s Work in accordance with provisions of this Article 6B.

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Section 6B.02       Upon Tenant’s written request to Landlord (“Tenant’s Request for Lease Work”), Landlord agrees, prior to the Construction Commencement Date (as defined in Article 6B), to prepare Final Plans (as defined in this Article 6B) and, prior to the “Substantial Completion Date (as defined in this Article 6B), to perform the alterations and improvements to the Demised Premises and the Building. The work shall be based upon (i) preliminary plans (“Preliminary Plans”) prepared by the Architect (as hereinafter defined) based upon preliminary program information provided by Tenant (“Preliminary Program Information”), and shall consist of alterations and improvements described in the scope of work (“ Tenant’s Scope of Work”) to be prepared by D&PM (the “Tenant’s Work”). Landlord shall perform and initially pay for the Tenant’s Work, subject to Tenant’s reimbursement of such costs as hereinafter described.

Section 6B.03       Within fifteen (15) business days after Landlord’s receipt of (1) Tenant’s request for Tenant’s Work, and (2) the Preliminary Program Information, Landlord shall solicit and deliver bids from three (3) architects (subject to written pre- approval by Tenant, not be unreasonably withheld) for the cost of providing all the required architectural and engineering services (in accordance with the professional services requirement document in the DCAS Guide for Design Consultant, July 2000 rev. and Appendix revised October 2009 (the “Guide for Design Consultant”), a copy of which Landlord acknowledges having received, for the Tenant’s Work. The bids shall set forth the cost and the itemization of the selected architect’s (hereinafter the “Architect”) work as described below. Within five (5) business days thereafter, D& PM shall submit to Landlord either written (a) approval of one of the three (3) bids or (b) disapproval of all bids and the reasons therefor. As part of the review process, D& PM shall, within five (5) business days, meet with the proposed architects and their subconsultants to resolve discrepancies in their scope of services and unit prices. In case of disapproval of all three bids, Landlord shall solicit bids from at least three (3) new architects, reasonable acceptable to D& PM, in which case the procedures and time frames with respect to the initial bids shall apply to such additional bids and bidders. The process above shall be repeated until a selection of an architect is made.

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Section 6B.04      (a) Within forty (40) business days from D&PM’s written approval of Landlord’s Architect, Landlord shall cause the Architect to prepare the Preliminary Plans and thereafter to prepare final architectural and engineering plans and specifications (the “Final Plans). The Preliminary Plans must be (i) engineering and architecturally complete; (ii) clearly distinguish Landlord’s Work from Tenant’s Work; (iii) coordinated with existing Building conditions and facilities; (iv) conform to all New York City codes and all other applicable federal, state and local laws, regulations, codes and requirements (including, but not limited to, the terms of the Guide for Design Consultant; and (v) based upon the Preliminary Program Information provided by Tenant in order to create a complete set of construction documents. In addition, Landlord’s Architect shall prepare a phasing plan for the Tenant’s Work which schedules the Tenant’s Work in phases to suit both Landlord and Tenant (“Phasing Plan”). Landlord and Tenant agree to cooperate with each other in accordance with good construction practice and scheduling to permit the performance of the Tenant Work while Tenant shall be occupying the Demised Premises. If reasonably required by Tenant, Landlord shall perform necessary portions of the Tenant’s Work during other than business hours on business days. Landlord shall initiate, maintain and coordinate with Tenant reasonable safety precautions in connection with the performance of the Tenant’s Work, which Tenant agrees it shall obey and follow. The Phasing Plan must (i) allow for existing personnel in the Demised Premises to experience minimal interference while Landlord’s contractor commences and completes construction of the Tenant’s Work; (ii) provide a legal means of egress for all building occupants during the construction of the Lease Work; and (ii) maintain all Building services to the Demised Premises during the construction of the Tenant’s Work.

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(b)          Within fifteen (15) business days after receipt by D & PM of the Preliminary Plans, D & PM will review and either approve or disapprove the Preliminary Plans. In the event D & PM shall not approve such Preliminary Plans, it shall indicate in writing the corrections to the Preliminary Plans required, before such approval can be furnished. Thereafter, Landlord shall resubmit revised Preliminary Plans within fifteen (15) business days, and D & PM shall approve or disapprove such revised Preliminary Plans and indicate whatever corrections it requires within ten (10) business days after its receipt thereof; following which Landlord shall within ten (10) business days of its receipt of corrections required by D & PM fully complete the revision of the Preliminary Plans based on the requested corrections and furnish D & PM with a complete set thereof for its approval. If the revision of the Preliminary Plans does not meet D &PM’s approval, then the process set forth in the preceding sentence shall repeat until all revisions have been fully corrected. After the second round of approvals, any comments shall be limited to Tenant’s initial comments with respect to each submission or revision by the Architect unless the Architect has not addressed Tenant’s earlier comments or has submitted corrections when addressing Tenant’s previous comments that gave rise to Tenant’s additional comments.

(c)          Within ten (10) business days following D & PM’s approval the Preliminary Plans (the “Final Plans”), Landlord shall file the Final Plans with the New York City Department of Buildings (the “Buildings Department”), the New York City Fire Department (the “Fire Department”) and all other governmental authorities having jurisdiction over the Work (collectively, the “Governmental Authorities”).

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Section 6B.05      Within twenty (20) Business Days after D&PM’s approval of the Final Plans, Landlord shall obtain and submit to D&PM copies of properly completed D&PM supplied cost estimate forms, and prior to the commencement of the Tenant’s Work, Landlord shall submit to D&PM a copy of the building permit and any such other Building Department administrative approvals. The cost estimate forms shall be completed by the bidders from the list of bidders reasonably pre-approved by D&PM, which cost estimates in the aggregate shall not exceed a maximum dollar amount to be determined by Tenant upon Tenant’s Request for Lease Work (the “Not to Exceed Amount”). Landlord shall indicate in detail the proposed cost of the Tenant’s Work (the “Estimated Tenant Work Cost”), after Landlord shall have (i) obtained three (3) competitive sealed bids from three (3) general contractors from a list of preapproved bidders (that are subject to D&PM’s reasonable prior approval) to be opened in the presence of D&PM; and (ii) selected the lowest, responsive bid. If the Estimated Tenant Work Cost is estimated by any general contractor to be in excess of the Not to Exceed Amount, Tenant shall have the right to engage in value engineering and revise the scope of work and/or the selected materials and finishes to be performed and incorporated into the Demised Premises, so as to cause the Estimated Tenant Work Cost not be in excess of the Not to Exceed Amount, or, in the alternative, may secure additional funds to cover the overage.

The actual Tenant Work Cost shall consist of all costs and expenses (excluding construction loan interest and related financing costs) charged to Landlord for:

(a)          Architect’s services fees and/or expediters fees to the extent authorized in a writing signed by D & PM for preparation of the Final Plans for;

(b)          the filing fees for the submission of the Final Plans relating solely to the Tenant Work to the appropriate governmental authorities for approval;

(c)          the performance of all items of Tenant Work in accordance with the Final Plans; and

(d)          one (1) general contractor’s general conditions fee and one (1) contractor’s over-head and profit to the extent indicated in contractor’s bid only; Landlord shall not be entitled to be paid an administrative or management fee for the performance of the Tenant Work. There shall be no double payment by Tenant of any items included in the Tenant Work Cost, including any components of overhead and profit and general contractors’ fees.

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The Tenant Work Cost shall not include the preparation of plans and specifications for the Landlord’s Work, “as built” drawings relating to the Landlord’s Work or the expediters’ fees and filing fees for submissions to the appropriate governmental authorities for approval relative to the Landlord’s Work.

Notwithstanding the foregoing, the Estimated Tenant Work Cost may be further modified at a later date by Tenant requesting changes beyond the Final Plans, provided that with respect to such changes Tenant and Landlord shall have agreed as to nature, amount and cost thereof; provided, however, in no event shall the Estimated Tenant Work Cost be greater than the Not to Exceed Amount.

D&PM may, within ten (10) Business Days of its receipt of Landlord’s notice of the Estimated Tenant Work Cost, approve or disapprove of the Estimated Tenant Work Cost. If C&PM disapproves, it will meet with Landlord within five (5) Business Days to determine an agreed upon Estimated Tenant Work Cost. As part of that process D&PM will meet with the lowest bidder to resolve any discrepancies in unit prices and quantities. In the event Landlord and D&PM are unable to resolve their differences and agree upon the Estimated Tenant Work Cost, Landlord shall solicit bids from at least three (3) new general contractors designated by D&PM in which case the procedures and time frames with respect to the bids shall apply to such additional bids and bidders. Within five (5) Business Days from approval of the Estimated Tenant Work Cost and prior to commencing construction. Landlord will submit a copy of the Building Permit to D&PM.

Section 6B.06 (a)          Landlord represents and warrants that it has the financial capability and/or adequate financing to complete the Tenant’s Work in the time frames set forth herein. Within ten (10) Business Days of Tenant’s approval of the Estimated Tenant Work, Landlord shall deliver to Tenant evidence and assurances satisfactory to Tenant of Landlord’s financial capability to complete the Tenant’s Work. Landlord’s misrepresentation with regard to its ability to provide or obtain financing in an amount sufficient to complete the Tenant’s Work shall constitute material breach of the terms of this Lease.

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(b)          The actual Tenant Work up to the Not to Exceed Amount shall be paid for initially by Landlord. Landlord shall have a continuing obligation to make regular periodic payments to its contractors at approximately thirty (30) day intervals in amounts reasonably commensurate with the amount of progress towards Substantial Completion of the Work from the start of work up to the Final Substantial Completion Date of the Lease, to ensure diligent and timely completion of the Tenant’s Work.

Section 6B.07 Landlord agrees, within ten (10) Business Days after its receipt of Tenant’s approval of the Estimated Tenant Work Cost, to commence the Tenant’s Work (the “Construction Commencement Date”).

(1)         Landlord and Tenant hereby acknowledge that it is the intent of the parties that Landlord will perform the Tenant’s Work in phases (each, a “Phase”) which shall be done on a floor-by-floor or partial floor basis, including that portion of the Tenant’s Work that is necessary to be completed for initial occupancy or the re-occupancy by Tenant of such Phase, as applicable, all in accordance with the Phasing Plan.

(2)         Landlord shall give Tenant at least thirty (30) days advance notice of the date (a “Phase Vacate Date”) that the Landlord desires Tenant to vacate a Floor or portion of the Floor constituting a Phase of the Demised Premises, if such Floor is being occupied by Tenant, so that Landlord may perform such Phase of the Tenant’s Work. Tenant shall vacate such floor or partial floor and remove all personal property, furniture, movable equipment and all other property of Tenant from such floor or partial floor on or before the relevant Phase Vacate Date. From the date that Tenant actually vacates each floor or partial floor, Landlord shall Substantially Complete (as defined herein below) the relevant Phase within the construction time period provided in the Phasing Plan.

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(3)         Each Phase of the Tenant’s Work shall be deemed “Substantially Complete” and Substantial Completion” shall be deemed to have occurred on the date upon which all of the following shall have occurred with respect to the relevant Phase (the “Phase Substantial Completion Date”): (i) the relevant Tenant’s Work as indicated in the Final Plans such Phase shall have been completed to the extent that Tenant may occupy and use the floor or partial floor in that Phase, as intended by this Lease, except for completion of minor aspects of construction or mechanical adjustment which do not materially interfere with Tenant’s use of the floor or partial floor in that Phase, as intended by this Lease; and (ii) Landlord shall have delivered to Tenant all of the Phase Sign-Offs (as hereinafter defined) for such Phase, The Phase Substantial Completion Date for the final Phase of the Tenant’s Work shall be the Final Substantial Completion Date (as hereinafter defined) of the Tenant’s Work.

(4)         Landlord shall send Tenant written notice (a “Phase Substantial Completion Notice”) setting forth the date upon which Landlord reasonably anticipates that the Phase Substantial Completion Date will be achieved for such Phase. Such notice from Landlord must include all items listed under subsection (7) (a) below. In the event that Landlord shall have given a Phase Substantial Completion Notice, D&PM shall use reasonable efforts to certify or deny certification of the Substantial Completion of that Phase within seven (7) Business Days after D&PM receives written notice from Landlord of Landlord’s determination that such Phase is Substantially Complete, If D&PM shall determine that Substantial Completion of such Phase has not been achieved, Tenant shall send Landlord notice thereof which notice shall include a complete and detailed list of reasons that the Substantial Completion of such Phase has not been achieved. Thereafter, upon the correction of the deficiencies in the Lease Work described in such Tenant’s notice, the foregoing procedure for determining Substantial Completion of such Phase shall be repeated.

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(5)         The final Phase of Work and the entire Tenant’s Work shall be deemed “Substantially Complete” and “Substantial Completion” of the Tenant’s Work shall occur on the date (the “Final Substantial Completion Date”) upon which all of the following shall have occurred: (i) all of the Tenant’s Work (including the ACM Work), shall have been completed to the extent that Tenant may occupy and use the entire Demised Premises, as intended by the Lease, except for completion of minor aspects of construction or mechanical adjustment which do not materially interfere with Tenant’s use of the Demised Premises; and (ii) Landlord shall have delivered to Tenant all of the Final Sign-Offs (as hereinafter defined). Landlord shall, prior to the Final Substantial Completion Date of the Tenant’s Work, remove all Building Code and Fire Code violations now pending or which may be placed against the Demised Premises, except those violations caused by Tenant’s breach of the terms of the Lease, which violations Tenant shall have the responsibility to remove.

(6)         Landlord shall send Tenant written notice (the “Final Substantial Completion Notice”) including the Final Sign-Offs (as hereinafter defined) setting forth the date upon which Landlord reasonably anticipates that the Final Substantial Completion Date of the Tenant’s Work will occur. In the event that Landlord shall have given Tenant the Final Substantial Completion Notice including the Final Sign-Offs, D&PM shall use reasonable efforts to certify or deny certification of the Substantial Completion of the Tenant’ s Work within seven (7) Business Days after D&PM receives written notice from Landlord of Landlord’s determination that Substantial Completion of the Tenant’s Work has been achieved. If D&PM shall determine that Substantial Completion of the Tenant’s Work not been achieved, Tenant shall send Landlord notice thereof which notice shall include a complete and detailed list of reasons Substantial Completion of the Tenant’s Work has not been achieved. Thereafter, upon the correction of the deficiencies in the Tenant’s Work described in such Tenant’s notice, the foregoing procedure for determining the Final Substantial Completion Date for the Tenant’s Work shall be repeated.

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(7)         For purposes of this subsection 6B.07, the following terms shall have the following meanings:

(a)          “Phase Sign-Offs” shall mean; (i) all applicable Buildings Department inspection sign-offs (including but not limited to Buildings Department Post Permit TR-1, Equipment Use Permits, elevator inspections and sign-offs, and plumbing sign-offs, and compliance with the terms and provisions of Article 26 of this Lease regarding ACM insofar as the same relate to the Phase or Phases in question) which may be necessary in connection with the relevant Phase; provided, however, that Landlord shall not be required to obtain the Buildings Department electrical sign-off or Fire Department inspection sign-offs in connection with any Phase of the Tenant’s Work, provided that (x) Landlord has timely applied for such sign-offs and timely responded to any objections raised, and (y) the Architect or Landlord’s engineer certifies to the best of its knowledge, having exercised due diligence, the Phase of the Lease complies with the Buildings Department and the Fire Department requirements (with respect to items for which Buildings Department and Fire Department shall accept self- certification) and that the fire alarm system is operational as designed in the Final Plans insofar as it relates to the Phase(s) in question (provided, however, Landlord shall remain responsible for a fully functioning fire alarm system until Landlord receives final Fire Department sign- offs); and (ii) a certified air balancing report for the Phase(s) in question has been approved by Landlord’s engineer as being in conformance with the Final Plans.

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(b)          “Final Sign-Offs’” shall mean: (i) all applicable Buildings Department and Fire Department inspection sign-offs for all phases of the Tenant’s Work (including but not limited to Buildings Department Post Permit TR-1, Equipment Use Permits, elevator use permits, electrical and plumbing sign-offs, Fire Department and elevator inspections and sign-offs) and compliance with the terms and provisions of Article 26 of this Lease regarding ACM) which may be necessary in connection with the of the Tenant’s Work (and not previously obtained by Landlord in connection with the completion of any Phase); (ii) a temporary or final new or amended Certificate of Occupancy, if and to the extent required as a result of the Tenant’s Work; (iii) “as built” construction drawings for Tenant’s Work in both hard copy and Auto Cad versions; (iv) a certified air balancing report for the Demised Premises has been approved by Landlord’s engineer as being in conformance with the Final Plans; and (iv) a certification from the Architect or engineering consultant that a direct meter to the Demised Premises has been correctly installed.

(8)         D&PM shall each fully cooperate with Landlord in order to facilitate Landlord’s obtaining the Phase Sign-Offs and the Final Sign-Offs, as the case may be, provided Landlord has made timely filings. In the event that any Certificate of Occupancy and/or other sign-offs which may be delivered by Landlord to Tenant in connection with the Tenant’s Work are temporary in nature, Landlord will keep such sign-offs all in full force and effect and will be solely liable for all costs in connection therewith until Landlord obtains any necessary final Certificates of Occupancy or other final sign-offs, as the case may be.

Section 6B.08         Within ten (10) Business Days after the Final Substantial Completion Date of the Tenant’s Work, Landlord shall provide Tenant with an invoice (the “Tenant’s Work Invoice”) for the Tenant’s Work Cost, as hereinafter defined. The Tenant’s Work Cost shall be repaid in full by Tenant to Landlord within forty-five (45) days after the later to occur of (i) the Final Substantial Completion Date of the Tenant’s Work or (ii) Tenant’s receipt of Landlord’s invoice for the Tenant Work Cost. The Tenant Work Cost may, in the discretion of the Comptroller of the City of New York, also be post-audited by the Comptroller.

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Section 6B.09      In the event Landlord (i) fails to commence construction of the Tenant’s Work or before the Construction Commencement Date and/or pursue completion of same diligently and in a continuous manner subject to Tenant Delay, then Tenant shall give Landlord written notice (hereinafter referred to as “Delay Notice”) advising Landlord of its failure. If Landlord does not cure its failure within ten (10) Business Days from the date of the Delay Notice, or if such default cannot be completed within such ten (10) Business Day period and Landlord fails to act diligently, and continuously without interruption to cure such default, Tenant, in addition to any other remedy it may have, at its option may; (i) as agent of the Landlord commence and/or perform the Tenant’s Work and deduct the reasonable cost thereof from the rent to become due and payable pursuant to Article 2 hereof and/or the reimbursable Tenant Work Cost; or (ii) terminate this Lease on ten (10) Business Days written notice to Landlord; provided, however, if Landlord shall thereafter commence and diligently pursue completion of the Tenant’s Work prior to the expiration of such ten (10) Business Day period, Tenant’s termination notice shall be deemed null and void. Tenant, however, shall not be required to exercise either of the foregoing rights. If Tenant elects not to terminate the Lease, and regardless of whether or not Tenant elects to perform the Tenant’s Work as Landlord’s agent, it shall receive a rent credit within twenty (20) Business Days from the date that Landlord receives such Delay Notice equivalent to one (1) day of free rent for the Demised Premises for each day the commencement (prorated for the Phase(s) to which it applies) of each Phase of the Tenant’s Work was delayed or Landlord failed to pursue diligent completion of the Tenant’s Work in a continuous manner.

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Section 6B.10        In the event Landlord, after commencing the Tenant’s Work, fails to complete each Phase of the Work, within the construction time period provided in the Phasing Plan, fails to achieve Substantial Completion of the Tenant’s Work in its entirety within the time period set forth in the Phasing Plan for completion of the Tenant’s Work, subject to Force Majeure and Tenant Delay, Tenant may give Landlord written notice (hereinafter referred to as the “Completion Delay Notice”) advising the Landlord of its failure to achieve timely Substantial Completion of a Phase, or Substantial Completion of the Tenant’s Work. If Landlord fails to achieve Substantial Completion of a Phase, or Substantial Completion of the Tenant’s Work, within thirty (30) Business Days from the date that Landlord receives such Completion Delay Notice, or if such Tenant’s Work cannot be completed within said thirty (30) Business Days and Landlord fails to act diligently, and continuously without interruption to complete the Tenant’s Work within a reasonable time thereafter, Tenant, in addition to any other remedy it may have, may: (i) perform the Tenant’s Work and deduct the reasonable cost thereof from the rent to become due and payable pursuant to Article 2 hereof and/or the reimbursable Tenant Work Cost; or (ii) terminate the Lease on ten (10) Business Days written notice to Landlord; provided, however, if Landlord shall thereafter commence and diligently pursue completion of the Tenant’s Work prior to the expiration of such ten (10) Business Day period, Tenant’s termination notice shall be deemed null and void. Tenant, however, shall not be required to exercise either of the foregoing rights. If Tenant elects not to terminate the Lease, and regardless of whether or not Tenant provides written Completion Delay Notice or elects to perform the Tenant’s Work as Landlord’s agent, it shall receive a rent credit within twenty (20) Business Days from the date that Landlord receives such Completion Delay Notice equivalent to one (1) day of free rent (prorated for the Phase(s) to which it applies) for each day Landlord has delayed the applicable Phase Substantial Completion Date, the Final Substantial Completion Date of the Tenant’s Work. Either party may refer a dispute under this Section 6B.10 to expedited arbitration in accordance with the procedures set forth in Section 6B.18. For purposes of this Article 6B, a “Tenant Delay” shall mean any delay of one or more days (not due to unavoidable delays) that continues after written notice from Landlord and Tenant’s failure to cure within a five (5) business day period, which results in Landlord’s inability to (x) timely meet any applicable time frames under this Lease, (y) timely commence the performance of Tenant’s Work, or (z) timely Substantially Complete the Tenant’s Work due to any of the following: (1) the unreasonable disapproval by Tenant of bids from contractors more than three (3) times; (2) any written request by Tenant that delays Landlord in proceeding with any segment or part of the Tenant’s Work; (3) any material changes or requests for material changes by Tenant to the approved Final Plans; (4) any failure by Tenant to timely respond to submissions and timely complete its review and reasonable approval of Final Plans pursuant to the time frames (provided that Final Plan submission is complete) and other provisions set forth herein or to timely deliver any other approvals or other information required to be delivered by Tenant to Landlord or its agents as provided in this Lease; (5) any delay in the selection of materials to be made by Tenant; (6) any failure by Tenant to respond reasonably and in good faith or within the time frames set forth herein or to respond with reasonable specificity where required herein; or (7) interference or delay in the performance of the Tenant’s Work by Landlord or its contractor, subcontractor, vendor, supplies or materialmen attributable to the performance of any work in the Demised Premises by Tenant or Tenant’s contractors and/or vendors. Tenant Delay (s) shall extend the time for Landlord’s performance of said obligations by the amount of time equal to said Tenant Delays on a day for day basis.

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Section 6B.11      In the event the applicable Phase Substantial Completion Date, Final Substantial Completion Date of the Tenant’s Work has occurred, then with respect to minor details of construction or decoration which do not materially, adversely affect Tenant’s use of a Floor or the entire Demised Premises, as applicable, Tenant shall submit to Landlord a written list of such minor details and any as-built drawings which it deems to be incomplete (hereinafter the “Punch List”). Landlord shall within thirty (30) days of receipt of the Punch List, commence performance and diligently proceed with continuity to complete the incomplete Lease Work. In the event Landlord fails to commence and complete said Tenant’s Work within thirty (30) days of receipt of the Punch List, or if the item cannot reasonably be commenced or completed within said thirty (30) day period, if Landlord shall not commence and complete performance as promptly as practicable thereafter, Tenant, in addition to any other remedy it may have, may on at least ten (10) Business Days’ prior written notice to Landlord (i) as agent for the Landlord, perform said work and deduct the reasonable cost thereof from the Base Rent due or that may become due and owing under this Lease or (ii) may withhold from Base Rent an amount equal to 200% of the good faith estimated cost to repair and/or complete such Punch List item until Landlord performs such Tenant’s Work to the reasonable satisfaction of Tenant.

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Section 6B.12       Prior to Substantial Completion of the Lease Work, upon reasonable prior written notice from Tenant to Landlord, Landlord shall permit Tenant to (i) inspect the progress of construction of the Tenant’s Work (ii) have its telephone and electronic data equipment installed in the Demised Premises and (iii) do such work as Tenant may require including moving its furniture, provided any of the above does not substantially interfere with Landlord’s contractors making improvements to the Demised Premises.

Section 6B.13       With respect to Tenant’s repair obligations, upon completion of the Tenant’s Work, Landlord shall assign to Tenant the beneficial interest in all warranties and guarantees received by Landlord from contractors and materialmen engaged in the performance of the Tenant’s Work as well as the right to enforce any contracts made with such contractors and materialmen. Landlord hereby appoints Tenant as its attorney-in-fact to institute suit in Landlord’s name and for Tenant’s benefit and agrees to cooperate fully with Tenant in the event that Tenant seeks to enforce its rights with respect to the warranties and guarantees.

Section 6B.14      Notwithstanding anything to the contrary in Article 13 hereof, Landlord shall be solely responsible for the performance and cost of all repairs resulting from defects of materials and workmanship in construction and/or alterations and improvements of the Demised Premises or of the Property.

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Section 6B.15      Landlord acknowledges that portions of the Demised Premises may be occupied and used by Tenant, its employees and invitees during the performance of the Tenant’s Work. Accordingly, Landlord shall, and shall cause it contractors, to use best efforts to minimize noise, dust and other conditions which may adversely affect Tenant, its invitees, employees, and workers, to take every reasonable precaution against injuries to persons or damage to property, and to provide for the safety of persons at the Demised Premises. Landlord shall be responsible for the initiation, maintenance and supervision of reasonable safety precautions and programs in connection with the performance of the Tenant’s Work.

Section 6B.16.        Landlord agrees to name, or cause its contractors to name, the City of New York as an additional insured on their respective policies of public liability insurance, and furnish the Tenant with certificates of insurance to that effect.

Section 6B.17      Landlord and Tenant shall each designate a representative who shall serve as its representative during the design and construction (each, a “Construction Rep”) of the Work. Landlord’s Construction Rep shall initially be Mr. Jacob Schwimmer, and Tenant’s Construction Rep shall initially be Mr. Glenn Pymento. All written consents and approvals given by Tenant’s Construction Rep, on behalf of Tenant, or by Landlord’s Construction Rep, on behalf of Landlord, concerning the design and construction of the Lease Work shall be valid and binding on Landlord or Tenant, as applicable.

Notices to Tenant during the design and construction phases, and correspondence to Tenant’s Construction Rep, shall be sent to:

Mr. Glenn Pymento

Assistant Commissioner

Design and Project Management, Asset Management

Department of Citywide Administrative Services

1 Centre Street, 20th Floor

New York, NY 10007

Tel. No. (212) 386-0290

Fax. No. (212) 313-3489 with a copy to:

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Mr. Christopher Nesterczuk

Acting Assistant Commissioner

Acquisitions and Leasing, Asset Management

Department of Citywide Administrative Services

1 Centre Street, 20th Floor

New York, New York 10007

Tel No. (212)386-0363

Fax. No. (646) 350-6204

Notices to Landlord during the design and construction phases, and correspondence to Landlord’s Construction Rep, shall be sent to:

Michael Conard, AIA

Design & Urbanism Architectural, LLC

2 West 67st Street

New York, New York 10023

Tel. No. (212)580-2123

Fax. No. (212) 580-3190, with a copy to

Mr. Jacob Schwinmer

Security Equity LLC

4611 12th Avenue

Brooklyn, New York 11219

Tel. No. (212) 795-9300

Fax No. (718) 504-4324

jschwimmer @ hei ghtsmgmt. com

Section 6B.18 (a)    If Landlord and Tenant are unable to agree whether or not the Tenant’s Work has been Substantially Completed and such dispute is referred to arbitration pursuant to Section 6B.10, the dispute may be resolved by arbitration conducted in the City of New York in accordance with the provisions of Section 6B. 18(b), and judgment upon the award rendered may be entered in any court of competent jurisdiction.

(b)    The party hereto desiring to arbitrate a dispute pursuant to this Section 6B.18 shall give notice (the “Dispute Notice”) to that effect to the other party, and such dispute shall be submitted to a single disinterested arbitrator selected in accordance with the then prevailing expedited commercial arbitration rales of the American Arbitration Association (“AAA”), provided that the arbitrator selected shall have at least fifteen (15) years of recent experience in the management of comparable interior construction projects in New York City. The arbitration shall be conducted at the offices of the AAA in Manhattan in accordance with the then prevailing expedited commercial arbitration rules of the AAA. The decision of the arbitrator shall be conclusive upon the parties. The arbitrator’s fee shall be borne equally by the parties and each party shall bear the costs of its own counsel, witnesses and presentation of evidence. The arbitrator shall have no power to vary or modify any of the provisions of this Lease.

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ARTICLE 7

CERTIFICATE OF OCCUPANCY; COMPLIANCE WITH LAWS

Section 7.01            Landlord shall deliver to DC AS a Certificate of Occupancy or other sufficient indicia of legality for use of the Demised Premises for the purposes set forth in this Lease. If the Certificate of Occupancy is not a permanent Certificate of Occupancy, such temporary Certificate of Occupancy shall be timely renewed by Landlord, at Landlord’s sole cost and expense, without lapse, until a permanent Certificate of Occupancy has been issue and filed.

Section 7.02 (a)      Landlord, at its expense, agrees to obtain all permits necessary to perform and complete Landlord Work and the Tenant Work and to comply with comply with all requirements, including, without limitation, rules, laws, regulations and orders of Federal, State and local authorities and of any board of fire underwriters having jurisdiction over the Demised Premises, the Building, or the Land, including, without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended, (“ADA”) (collectively, the “Requirements”) during the Term hereof or renewal term, if any, With respect to the ADA and regulations promulgated pursuant thereto, Landlord shall comply with and perform both the Landlord’s obligations, if any, as a public accommodation pursuant to Title III of the ADA and the Tenant’s obligation as a public entity pursuant to Title II of the ADA for the Demised Premises as set forth in the Landlord’s Work performed in accordance with Article 6A hereof. Landlord shall. Landlord’s sole cost and expense, remove all violations which may be placed against the Demised Premises or the real property of which they form a part, including but not limited to Building Code and Fire Code violations, within a commercially reasonable time following discovery of same, and subject to Force Majeure, and except those violations caused by Tenant’s breach of the terms of this Lease or those Tenant is required to comply with under the terms of this Lease.

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(b)          In the event Tenant violates any Requirements and fails to cure such violations, Landlord may, in its sole discretion, cure such violations at Tenant’s sole cost and expense, as Additional Rent, which shall be payable by Tenant within thirty (30) days after receipt of Landlord’s bill therefor supported by appropriate documentation. In order to avail itself of the foregoing right (other than in the event of any emergency or hazardous condition), Landlord must give Tenant thirty (30) days’ written notice of its intention to cure during which period Tenant may cure such violations. Notwithstanding the foregoing, either party may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement for which such party is responsible under this Article, provided such contest does not subject either party to prosecution for criminal offense, civil liability for damages or constitute a default under any Superior Lease or Superior Mortgage (as such terms are defined in Article 19 hereof) or cause the Demised Premises or any part thereof to be condemned or vacated. Landlord shall, within a reasonable time, remove all violations which are the Landlord’s responsibility to cure and which may be placed against the Demised Premises, the Building, or the Land, including, but not limited to Building Code and Fire Code violations, except those violations caused by Tenant’s breach of the terms of this Lease. In the event Landlord fails to comply with any of the provisions of this Article, Tenant, in addition to any other remedy it may have, shall have the same remedies available to it as set forth in Section 9.02 hereof, subject to the same conditions set forth in Section 9.02. Notwithstanding the foregoing. Tenant shall not be allowed to invoke any of the remedies set forth in Section 9.02 hereof if Landlord: (a) shall have commenced and is diligently and continuously performing its obligations under this Article, or (b) shall be contesting, in good faith, the legality or applicability of such Requirements with which Landlord shall not have complied. In the event of such contest, Landlord may defer such compliance with the particular Requirement so long as: (i) such deferral does not result in Landlord’s failure to provide the services to Tenant required under this Lease (other than a temporary disruption not lasting more than two business days) or otherwise breach Landlord’s covenants set forth in this Lease; and (ii) such contests do not subject Tenant or any of its agents or employees to civil liability for damages or criminal liability.

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(c)          In any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, then Tenant, at its own cost and expense, shall promptly procure the same and thereafter (i) maintain such license or permit, (ii) submit the same for inspection by Landlord, and (ii) at all times comply with its terms and conditions.

ARTICLE 8

REAL ESTATE TAXES, ASSESSMENTS, WATER RATES,

SEWER RENTS

Section 8.01 (a)      Landlord shall pay all real estate taxes, assessments, water rates and sewer rents levied against the Building and Land for the tax lot where the Demised Premises is located or that may be liens thereon. Landlord shall provide Tenant with receipted bills, payment receipts or other back up information reasonably satisfactory to Tenant evidencing Landlord’s payment thereof within ten (10) business days after Tenant shall give notice to Landlord requesting such evidence of payment. Should Landlord fail to pay said taxes, assessments, water rates and sewer rents for a period in excess of thirty (30) days after the City of New York (the “City”) has sent Landlord notice of such nonpayment, then (for so long as Tenant is the City), Tenant, in addition to any and all other remedies it may have, may apply any rent due or that may become due and payable under this Lease to the payment of said taxes, assessments, water rates and sewer rents and so long as any of such items are unpaid and Tenant is the City, no action or process may be maintained by Landlord against Tenant for nonpayment of rent up to the amount due to the City.

(b)          If Landlord is in any other arrears on the Land, Building and/or Demised Premises, including but not limited to rents, mortgage payments and other payments or obligations, all of which are payable to the City, for a period in excess of thirty (30) days after the City has sent Landlord notice of such nonpayment, then (for so long as Tenant is the City) Tenant may apply any rent due or that may become due and payable under this Lease to the payment of such arrears and as long as such arrears are unpaid and Tenant is the City, no action or process may be maintained by Landlord against Tenant for nonpayment of rent up to the amount of such arrears.

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ARTICLE 9

LANDLORD’S AND TENANTS SERVICES

Section 9.01 (a)      Landlord shall provide hot and cold water, maintain in good working order and repair (including replacement, if necessary in Landlord’s reasonable opinion) existing elevator service, maintain the exterior and structure of the Building, the Building- wide- electrical, plumbing and mechanical systems, and the public entrances, public passageways, pubic doorways, public corridors, elevators (except as otherwise provided in this Lease), stairs, toilets (including supply and cleaning thereof) (expect as otherwise provided in this Lease) or other public parts of the Building, in each case exclusive of the Demised Premises and the hallways and waiting areas on floors of the Building on which there are no tenants other than Tenant (collectively, the “common areas”) and perform regular monthly extermination services to the Demised Premises and the common areas. In addition, Landlord shall renovate the base Building heating, ventilating and air- condition systems (“HVAC System”) and maintain the HVAC System in good working order and repair (and if necessary replace) so as to provide to each floor of the Building sufficient HVAC capacity so as to, assuming all ductwork on each floor is in fully functional good working order and repair: (x) provide air conditioning during the summer months, with blinds drawn and windows closed, at an average inside temperature of seventy- five (75) degrees Fahrenheit dry bulb and a room relative humidity of fifty (50%) when the outside temperature is ninety-five (95) degrees Fahrenheit dry bulb coincident with a wet bulb temperature of seventy- five (75) degrees Fahrenheit; and (y) provide hearing during the winter months at an average inside design temperature of seventy- two (72) degrees Fahrenheit dry bulb when the outside temperature is zero (0) degrees Fahrenheit dry bulb with a wind velocity of fifteen (15) miles per hour; provided that: (i) occupancy does not exceed the proposed occupancy permissible under the Certificate of Occupancy, as it may be amended; (ii) there is no alteration of the current layout of the proposed new layout of the Demised Premises under Article 6 hereof; and (iii) Tenant complies with all other technical requirements of the HVAC System, of which Tenant has notice, and with all Fire Department regulations currently existing. Landlord’s only obligation hereunder shall be to provide HVAC service to each floor, it being understood and agreed that Landlord shall bear no responsibility for the distribution of HVAC throughout the floor. Temperatures supplied shall not exceed the New York State Energy Conservation Code with respect to the conservation of energy. Landlord shall not be liable to Tenant for any failure of any supplemental unit for any reason unless attributable to the negligence or wilful misconduct of Landlord, its agents, contractors and employees.

(b)          Tenant shall supply its own cleaning and rubbish removal services.

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(c)          The forgoing Landlord’s services shall be provided during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday inclusive, with New York City holidays, Federal holidays and union holidays excluded, except that passenger elevator service and access to the Demised Premises shall be provided twenty- four (24) hours per day, seven (7) days per week. Tenant shall be responsible for operating expenses related to Tenant’s requested after- hours services, as Additional Rent, which after- hours costs are set forth on Exhibit C attached hereto and made a part hereof. Such expenses shall consist of a direct pass- through of Landlord’s costs for heating, air- conditioning, elevator services and labor for on- site Building personnel outside normal business hours. Tenant shall reimburse Landlord therefor within thirty (30) days after receiving Landlord’s bill and supporting documentation.

(d)          Subject to the provisions of this Subsection (d), within sixty (60) days after the Commencement Date, Landlord, at its sole cost and expense, shall enter into a separate agreement for the maintenance of the roof and each of the Building Systems (hereinafter defined) of the Demised Premises (including, but not limited to, the HVAC System and elevators). Such agreement shall remain in effect during the Term. The maintenance agreement shall provide that the contractor perform all of the preventive maintenance measures set forth in Exhibit D, attached hereto and made a part hereof. The contractor shall adhere to industry wide standards in performing its obligation under the maintenance agreement. The maintenance agreement shall further provide that, within ten (10) business days after inspecting the roof or Building Systems, the contractors shall prepare a written report, at Landlord’s sole cost and expense, which report (a) summarize the contractor’s findings and recommendations for maintenance services, and (b) state where maintenance service has been rendered. The contractor shall submit a copy of the report to Landlord within fifteen (15) days after it is completed. Notwithstanding anything to the contrary contained herein, Landlord shall have the option, at its sole discretion, to not enter into a preventive maintenance contract so long as Landlord is maintaining the Building systems and roof in accordance with standards consistent with the prevailing industry practice in preventive maintenance. If Tenant reasonably believes that Landlord is not so maintaining the Building Systems or roof, Tenant shall send Landlord a thirty (30) business day notice specifying which industry standard it believes Landlord is not complying with. If Landlord disagrees with Tenant, Landlord shall notify Tenant within such thirty (30) business day period and Landlord and Tenant shall meet within five (5) business days thereafter to resolve their disagreement. If Landlord and Tenant fail to reach agreement within five (5) business days after such meeting, either party may submit the dispute to arbitration in accordance with Section 6.18. If the arbitration is favorable to Tenant and Landlord shall fail to comply within thirty (30) business days after the arbitration determination (or if the same cannot be complied with during such thirty (30) business day period and Landlord shall not be diligently and continuously prosecuting completion of such compliance), Tenant may send Landlord a written directive demanding that Landlord enter such preventative maintenance contract in accordance with Exhibit D with an outside contractor within thirty (30) business days thereafter. If Landlord fails to enter into any such preventative maintenance contract within such additional thirty (30) business day period, Tenant shall have the right to withhold one and one- half (1 1/2) times the average annual reasonable cost of such contract allocable to the Demised Premises from any Base Rent due and owing to Landlord until Landlord complies with Tenant’s directive to Tenant’s reasonable satisfaction, at which time all amounts so withheld shall be remitted to Landlord within thirty (30) business days.

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Section 9.02 (a)      In the event Landlord fails to commence, within three (3) business days after receipt of written notice by Tenant (subject to Force Majeure), and diligently prosecute to completion any work required by the provisions of this Article, Tenant may (i) perform the same and the deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease; provided that such work shall not affect any electrical, plumbing, HVAC, mechanical, elevator, life safety or other system serving the Building (collectively, the “Building Systems”) and shall be of a non-structural nature; or (ii) withhold an amount of rent due and owing Landlord in an amount equal to one and one- half (1 1/2) times the reasonably estimated cost of curing such default until Landlord shall have cured such default, at which time Tenant shall promptly pay to Landlord all such withheld rent.

(b)          Anything to the contrary notwithstanding, in the event the repairs to be performed by the Landlord are required to correct a hazardous condition or to end an emergency which renders the Demised Premises unsuitable for the use set forth herein, Tenant shall give Landlord, its agent, superintendent or the person designated to receive such notice, immediate notice in writing, personally or by certified mail, and Landlord, within twenty-four (24) hours of giving said notice, subject to Force Majeure, shall commence the repairs and diligently proceed with continuity to complete said work.

(c)          Subject to Force Majeure, in the event Landlord fails to commence within one (1) business day after Tenant has notified Landlord of said repairs (and thereafter diligently and continuously prosecute the same to completion) necessary to provide heat in the winter or air-conditioning in the summer, as the case may be, water or elevator service, and such failure shall be the result solely of the negligence or willful misconduct of Landlord, Landlord’s servants, agents, employees, or contractors after said notice, as aforesaid, Tenant may: (i) perform the same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease, or (ii) may withhold all rent due and owing to Landlord until Landlord performs such repairs to the reasonable satisfaction of Tenant, at which time Tenant shall promptly pay to Landlord all withheld rent.

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(d)          Notwithstanding anything in this Article to the contrary, in the event Tenant is unable to use any part or all of the Demised Premises in substantially the same manner as prior to such failure and ceases to use such part (or all) of the Demised Premises for not less than seven (7) consecutive business days due to Landlord’s failure to perform such work as set forth in the three preceding paragraphs hereof (other than by reason of Force Majeure), the rent shall be reduced, on a per diem basis in the proportion in which the area of the portion of the Demised Premises which is so unusable and not used bears to the total area of the Demised Premises for each such day subsequent to the aforesaid seven (7) business days that such portion of the Demised Premises remains so unusable.

ARTICLE 10

TENANT’S ELECTRICTY

Section 10.01         Upon request by Tenant, Landlord shall, at Tenant’s sole cost and expense, install a direct electricity meter and any necessary wiring for such meter into the Demised Premises. If such direct meter in installed, Tenant shall pay for its electricity directly to the utility company. Until said direct meter is operable, Tenant shall pay Landlord for electricity on a rent inclusion basis at the rate of $3.50 per rentable square foot, subject to adjustment up or down as a result of any rate increases or decreases from the public utility company, or resulting from a survey conducted as follows: Either party shall have the right to conduct a survey by an independent electrical engineer or consultant and shall present the results to the other party. If the other party disputes the results of such survey, such party may retain another independent electric engineer or consultant, within thirty (30) days after receipt of such results, to conduct a survey and shall present the results to the other party within ten (10) days after receipt. If the party that does not conduct the first survey fails to conduct a survey and deliver the results within said timeframe, it shall be deemed to have accepted the first party’s results. If the parties shall be unable to agree on an adjustment after both parties have conducted a survey, either party may submit the dispute to arbitration in accordance with the procedures outlined in Section 6A.13 (b). All such surveys shall be based on the total square footage of 206,084. Tenant’s electricity payment provided for in this Article 10 shall be payable as an additional rent over and above the Base Rent and the parties agree that the amount thereof is not included in the Base Rent.

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ARTICLE 11

ALTERATIONS BY TENANT

Section 11.01 (a)    Provided Tenant complies with all Requirements, Tenant may make all alterations, decorations, installations, additions and improvement in and to the Demised Premises (collectively, “Tenant’s Alterations”) which are nonstructural and which do not impact on the Building Systems, do not materially adversely affect the value or utility of the Building, do affect the Certificate of Occupancy for the Building or the Demised Premises (as it may be amended), and do not affect any part of the Building other than the Demised Premises or require any alterations to be performed in or made to any portion of the Building or the Land other than the Demised Premises. If Tenant desires to make a structural alterations or one that impacts the Building Systems, it must submit to Landlord detailed plans thereof and obtain Landlord’s prior written consent and approval, which consent shall not be unreasonably withheld, conditioned or delayed; if Landlord consents, such alterations shall also be considered Tenant’s Alterations for all purposes of this Lease. Landlord may, as a condition to permitting a structural Tenant Alteration, require that upon termination of this Lease, Tenant shall, on Landlord’s request, restore the Demised Premises to their condition prior to the making of any “specialty items” of Tenant Alterations of which notice designating such alteration as a specialty item shall have been given by Landlord to Tenant upon the request for approval thereof. For purposes of this Lease, “specialty items” shall mean improvement to the Demised Premises that will not, in Landlord’s reasonable judgment, be useable by subsequent tenants of the Demised Premises but shall not include any of the work performed pursuant to Article 6.

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(b)          All property of whatever kind or nature in or on the Demised Premises owned, installed or paid for by Tenant, including, but not limited to, personal property, furniture, equipment, furnishings and trade fixtures (collectively, “Tenant’s Property”) shall be and remain the property of Tenant. Upon the expiration or earlier termination of this Lease, Tenant shall have the option to either remove Tenant’s Property at Tenant’s sole cost and expense on or prior to the Expiration Date, or to surrender such property (including partition systems and/or furniture located in the Demised Premises) to Landlord at the end of the Term, in which case Tenant shall reimburse Landlord for its reasonable out- of – pocket expenses for the removal thereof within thirty (30) days after demand by Landlord and, in either event, Tenant shall restore (or pay Landlord the cost to restore) any damage to the Demised Premises caused by such removal to the condition as prior to such removal. Tenant shall exercise its option by giving written notice to Landlord within thirty (30) days prior to termination or expiration of this Lease. If Tenant shall fail to give such notice or shall fail to remove such property upon the expiration or earlier termination of this Lease, the property shall be deemed to be surrendered. Tenant’s obligations under this subsection shall survive the termination or expiration of this Lease.

Section 11.02 (a)    Prior to performing any Tenant’s Alterations, Tenant shall, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall delivered promptly duplicates of all such permits, approvals and certificates to Landlord. Tenant agrees to cause Tenant’s contractors and subcontractors to carry such workers’ compensation, general liability, personal and property damage insurance as Landlord may reasonably require. For so long as Tenant is the City of New York when the Tenant is using its own employees to perform any Alterations, there shall be no such insurance requirement as set forth in the preceding sentence except for worker’s compensation insurance in statutory amounts. As permitted by applicable law, Tenant agrees to obtain and deliver to Landlord written and unconditional waivers of mechanics’ liens upon the Land and the Building, for all work, labor and services performed to the date of such waiver and all materials to be furnished to date in connection with such work, signed by the general contractor and all subcontractors involved in such work. Notwithstanding the foregoing, if any mechanic’s lien is filed against the Demised Premises, the Land or the Building, for work claimed to have been done for, or materials furnished to, Tenant, it shall be discharged by Tenant within thirty (30) days after notice from Landlord to Tenant of the filing (or such shorter period if required by the terms of any Superior Lease or Mortgage) at Tenant’s expense. In no event shall Tenant be responsible for mechanic’s liens in connection with the performance of Landlord’s Work or Tenant Work under Article 6 above.

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(b)          Tenant shall pay to Landlord from time to time during the performance of any Tenant’s Alterations, within thirty (30) days after demand therefor, as Additional Rent, a fee equal to Landlord’s or Landlord’s agents reasonable and actual out- of- pocket costs and expenses incurred in connection with review of Tenant’s Plans (as hereinafter defined) and in connection with the review, approval and inspection of any structural Tenant’s Alterations.

(c)(1)      Tenant hereby agrees that, prior to Tenant commencing any structural Tenant’s Alterations, Tenant shall submit to Landlord four (4) sets of complete working plans, drawing and specifications (collectively, “Tenant’s Plans”), including, but not limited to, all mechanical, electrical and other utility systems and facilities fur Alterations, prepared by an architect or engineer licensed as such in the State of New York who maintains at least $2,000,000.00 of professional liability insurance (“Tenant’s Architect”) (which insurance requirement shall not apply if the architect is an employee of the City of New York), and shall not commence any structural Tenant’s Alterations without first obtaining Landlord’s approval of such Tenant Plans, which approval shall not be unreasonably withheld, conditioned or delayed. Within thirty (30) business days following Landlord’s receipt of Tenant’s Plans, Landlord shall review or cause the same to be reviewed and shall thereupon return to Tenant one (1) set of Tenant’s Plans with Landlord’s approval or disapproval (including, which Tenant’s Alterations, if any, must be removed upon the expiration or earlier termination of this Lease) noted thereon, and if same shall be disapproved in any respect, Landlord shall state the reason for such disapproval. If Landlord disproves Tenant’s Plans in any respect, Tenant shall cause Tenant’s Architect to make such changes to Tenant’s Plans as Landlord shall require and shall thereupon resubmit the same to Landlord for its approval. Following the approval of Tenant’s Plans, as aforesaid, the same shall be final and shall not be materially changed by Tenant without the prior approved of Landlord. Tenant acknowledges and agrees that Landlord’s approval of Tenant’s Plans shall be conditioned upon Tenant employing licensed persons and firms (where required by law) and such labor for the performance of Tenant’s Alterations so as not to cause any jurisdictional or other labor disputes in the Building. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Tenant making revisions to the plans and specifications or supplying additional information. Any review or approval by Landlord of any plans and/or specifications or any preparation or design of any plans by Landlord’s architect or engineer (or any preparation or design by Landlord) with respect to any Tenant’s Alterations shall be without any representation or warranty whatsoever to Tenant or other person with respect to the compliance thereof with any Requirements, the adequacy, correctness or efficiency thereof or otherwise.

(2)         Unless Tenant is using New York City employees exclusively for the performance of the subject Tenant’s Alterations, Tenant shall enter into a construction contract with a construction manager or general contractor for all Tenant’s Alterations for which the estimated cost of labor and material, on a per project basis, exceed Five Hundred Thousand Dollars ($500,000.00).

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(3)         All Tenant Alterations shall be performed in accordance with the Requirements. At reasonable times, upon reasonable notice, Tenant shall permit Landlord, its architect and other representatives of Landlord access to the Demised Premises for the purpose of inspecting same, verifying conformance of the Tenant’s Alterations with Tenant’s Plans and otherwise reviewing the progress of Tenant’s Alterations.

(4)         Tenant shall be able to erect sign within and outside the Demised Premises without Landlord’s prior consent.

ARTICLE 12

END OF TERM

Section 12.01         Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender the Demised Premises in good order and condition with ordinary wear and tear, and, except to the extent of Tenant’s repair or restoration obligations hereunder, damage by the elements, including fire or other casualty, excepted.

ARTICLE 13

REPAIRS

Section 13.01 (a)    Landlord shall make all exterior and structural repairs, including the maintenance, repair or replacement of the roof, exterior windows and window glass, replacement of exterior and common areas (which term, for purposes of this Article 13 shall have the definition given it in Section 9.01 hereof) light bulbs and fluorescent lamps, plumbing, and electrical, heating and air conditioning systems (other than Tenant’s supplementary units), common areas, elevators (except as otherwise provided in this Lease), removal of graffiti from the exterior and interior common areas of the Building, and all repairs needed because of Landlord’s negligence or due to defective materials or workmanship in the construction and/or improvement of the Demised Premises (other than those improvements performed by Tenant or its contractors or agents) or of the Building, unless such repairs, (structural or non- structural) are necessitated by the negligence of Tenant or its agents, subtenants, licensees, employees, contractors, or invitees or resulting from Tenant’s Alterations. Landlord shall repair and maintain any sidewalks, curbs and passageways adjoining and/or appurtenant to the Demised Premises in good, clean and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstruction.

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(b)          Tenant, at its sole cost and expense, agrees to take good care of the Demised Premises and the fixtures, equipment and appurtenances therein and the distribution systems and shall (i) make all interior non- structural repairs in the Demised Premises including but not limited to replacement of light bulbs and fluorescent lamps, (ii) remove graffiti from the Demised Premises and the hallways, laboratories, and waiting area on the floors of the Building with no tenants other than Tenant, and (iii) make all necessary repairs to the lavatories on the floors in the Building demised to Tenant and to the interior of elevators dedicated for the use of Tenant and its invitees; provided, however, at Tenant’s option, upon reasonable prior notice to Landlord, Landlord shall perform the same for Tenant and bill Tenant for the actual cost thereof as supported by appropriate documentation. Landlord shall reimburse Tenant, as Additional Rent, for such costs within thirty (30) days of receiving Landlord’s written bill and supporting documentation. The foregoing notwithstanding, if Tenant fails after fifteen (15) days’ notice (or such shorter period as may be required due to an emergency) to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord and Landlord may bill Tenant for the cost thereof in accordance with the preceding sentence. All costs required to be reimbursed to Landlord by Tenant may, in the discretion of the Comptroller of the City of New York, be post- audited by the Comptroller.

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Section 13.02 (a)     In the event Landlord fails to fulfill its obligations under this Article 13, Tenant may, in addition to its other remedies, give written notice to Landlord specifying the repairs required by Tenant and, subject to Force Majeure, Landlord shall commence performance of such repairs within three (3) business days after the receipt of such notice and diligently proceed to complete said repairs. In the event Landlord fails to commence or diligently prosecute to completion said repair within such three (3) business day period (subject to Force Majeure) Tenant, in addition to any other remedy it may have may: (i) perform the same and deduct the actual and reasonable cost thereof from any rent due or that may become due and payable under this Lease; provided that such repair shall not affect any Building System and shall be of a non- structural nature; or (ii) may withhold a portion of the rent due and owing to Landlord in an amount equal to one and one- half (1 1/2) times the reasonably estimated cost of curing such default until such time as Landlord shall have cured such default, at which time Tenant shall promptly pay to Landlord all such withheld rent.

(b)          Anything to the contrary notwithstanding, in the event the repairs to be performed by the Landlord are required to correct a hazardous condition or to end an emergency which renders the Demised Premises or any portion thereof unsuitable for the use set forth herein, Tenant shall give Landlord, its agent, superintendent or the person designated to receive such notice, immediate notice in writing, personally or by certified mail, and Landlord, within twenty-four (24) hours of giving said notice, shall commence the repairs and diligently proceed with continuity to complete said work. In the event Landlord fails to commence and complete said work after said notice (subject to Force Majeure), Tenant may: (i) perform same and deduct the actual and reasonable cost thereof from any rent due or that may become due and payable under this Lease or (ii) withhold all rent due and owing with respect to the affected portion of the Demised Premises, until Landlord substantially completes such repairs, at which point Tenant shall pay all withheld rent.

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(c)          Notwithstanding anything in this Article to the contrary, in the event Tenant is unable to use any part or all of the Demised Premises in substantially the same manner as prior to such failure and ceases to use such part (of all) of the Demised Premises for not less than seven (7) consecutive business days due to Landlord’s failure to perform the repairs as set forth in the two preceding paragraphs hereof (other than by reason of Force Majeure), the rent shall be reduced, on a per diem basis in the proportion in which the area of the portion of the Demised Premises which is so unusable and not used bears to the total area of the Demised Premises for each such day subsequent to the aforesaid seven (7) business days that such portion of the Demised Premises remain so unusable and not used,

(d)          Tenant may make, at its sole cost and expense, such ordinary and nonstructural interior repairs as it deems necessary for its occupancy, subject to the provisions of this Lease.

ARTICLE 14

CONDEMNATION

Section 14.01         If the whole of the Demised Premises shall be taken in condemnation, this Lease shall terminate upon the vesting of title in the condemnor and all rent and other charges paid or payable by Tenant shall be apportioned as of the date of vesting of title in such condemnation proceeding.

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Section 14.02         If more than thirty five percent (35%) of the Demised Premises, or fifty percent (50%) of the Demised Premises if the condemnation is by the City of New York or any other government entity at the City’s request, as the case may be, shall be so taken in condemnation, then Tenant may either terminate this Lease as to the remainder of the Demised Premises on thirty (30) days’ written notice to Landlord or remain in possession of the remaining portion of the Demised Premises under all of the terms, conditions and covenants of this Lease, except that the rent thereafter shall be apportioned and reduced from the date of each such partial taking to the amount equal to the product of the dollar amount of rent payable on such date and the number of square feet in the part remaining. The portion of the proceeds of any award for partial taking allocable to the Demised Premises shall be applied by Landlord to the repair, restoration or replacement of the remaining Demised Premises, and if there be any surplus, it shall belong to the Landlord. Said repairs, restoration or replacement of the remaining Demised Premises shall be completed within nine (9) months of the aforesaid taking in condemnation (subject to Force Majeure and Tenant Delay), pursuant to plans and specifications approved by the occupying agency and D&PM., which approval shall not be withheld if the plans and specifications, in D&PM’s and the occupying agency’s reasonable opinion, specify restoration of the Demised Premises to the substantially similar condition (including any Landlord’s Work and Tenant’s Work that were already completed in accordance with the terms of this Lease) as prior to the taking. In the event said repairs, restoration or replacement are not completed within said nine (9) months period, Tenant, in addition to any other remedy it may have, may either (i) terminate this Lease on thirty (30) days written notice, or (ii) perform said repairs, restoration and replacement and deduct the actual and reasonable cost thereof from any rent which may be due and payable under this Lease.

Section 14.03         Tenant shall be entitled to an award for the value of the improvements and fixtures made or paid for by Tenant upon that part of the Demised Premises taken in condemnation, provided it does not reduce Landlord’s award. Tenant shall also be entitled to an award for the unexpired term of this Lease for the Demised Premises taken, unless the condemnation is by the City of New York or by any other governmental entity at the City’s request.

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ARTICLE 15

DESTRUCTION BY FIRE OR OTHER CASUALTY

Section 15.01 (a)    If the whole of the Demised Premises or a portion thereof is totally destroyed or damaged by fire or other casualty, or destroyed or damaged to such an extent that they are unsuitable or untenantable for use for the purpose for which they are leased, then from the date of such damage or destruction the rent shall be reduced in the proportion which the area of the part of the Demised Premises which is not usable by Tenant for the purposes permitted herein bears to the total area of the Demised Premises immediately prior to such damage until such time as Landlord repairs and restores the same to substantially suitable and tenantable condition as certified by the occupying agencies and D&PM, acting reasonably, which approval shall not be unreasonably withheld if the plans and specifications, in D&PM’s and the occupying agency’s reasonable opinion, specify restoration of the Demised Premises to the substantially similar condition (including Landlord’s Work and Tenant Work that were already complete in accordance with the terms of this Lease prior to the casualty) as prior to the casualty. Tenant shall have forty- five (45) days (during the first thirty (30) days of which period no rent shall be due to Landlord unless Tenant actually moves into the Demised Premises) to move into the Demised Premises after having been notified that the repairs have been completed by Landlord. At least seven (7) business days prior to said completion, Landlord shall notify Tenant of same. In the event that D&PM and the occupying agency do not agree with Landlord that the repairs are complete, the parties shall submit their dispute to expedited arbitration in accordance with the procedures set forth in Subsection 6A.13 (b) hereof within such seven (7) business day period.

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(b)          If the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition or reconstruction of the Building shall be required, then Landlord, at Landlord’s option, may terminate this Lease by notice to Tenant within ninety (90) days from the date of such fire or other casualty. If Landlord elects to terminate this Lease, the Term shall expire upon a date set by Landlord and Tenant shall vacate and surrender the same in accordance with the provisions of Article 12 hereof. If no such notice is given, Landlord shall, within forty- five (45) days after receipt of insurance proceeds (which period shall in no event exceed one hundred and twenty (120) days from the fire or casualty), commence and diligently proceed with continuity to complete the repairs and restoration of the Building and Demised Premises to the substantially similar condition prior to said fire or casualty (including Landlord’s Work and Tenant Work that was already completed in accordance with the terms of this Lease). If Landlord fails to commence said repairs and restoration as above provided, Tenant may terminate this Lease on thirty (30) days’ written notice to Landlord. If Tenant makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given by Tenant, and Tenant shall vacate the Demised Premises and surrender the same to Landlord in accordance with the provisions of Article 12 hereof.

Section 15.02      (a) (i) Within forty- five (45) days after notice to Landlord of any damage described herein, Landlord shall deliver to Tenant a statement prepared by a licensed, independent architect setting forth such architect’s estimate (the “Estimate”), reasonably determined, as to the time required to repair such damage (including Landlord Work and Tenant Work that was already completed), exclusive of time required to repair any Tenant’s Alterations. If the estimated time period exceeds three hundred and sixty (360) days from the date of the Estimate, Tenant may elect to terminate this Lease by notice to Landlord not later than thirty (30) days following receipt of the Estimate. If Tenant makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given by Tenant, and Tenant shall vacate the Demised Premises and surrender the same to Landlord in accordance with the provisions of Article 12 hereof. If Tenant shall not have elected to terminate this Lease pursuant to this Article 15 (or is not entitled to terminate this Lease pursuant to this Article 15), of if Landlord has not terminated this Lease pursuant to Section 15.01 (b) hereof, the same shall be diligently repaired by and at the sole cost and expense of Landlord as set forth in this Article.

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(ii)         Notwithstanding anything to the contrary contained herein, if Landlord shall have failed to complete the repairs on or prior to the date which is four hundred fifty (450) days from the date of the Estimate or such longer period as may be estimated in the Estimate for completion of such repair work, then Tenant may elect to terminate this Lease by notice given to Landlord within thirty (30) days after the expiration of such period, TIME BEING OF THE ESSENCE with respect to Tenant’s giving of such notice. If Tenant make such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given by Tenant, and Tenant shall vacate the Demised Premises and surrender the same to Landlord in accordance with the provisions of Article 12 hereof.

(b)          Notwithstanding the forgoing, if the Demised Premises shall be substantially damaged during the last twenty- four (24) months of the Term (as the same may be renewed), then either Landlord or Tenant may serve notice on the other party of its intention to terminate this Lease, and this Lease shall terminate on the date which is thirty (30) days after the date of such notice as if such termination date were the Expiration Date. Any prepaid portion of the Base Rent and Additional Rent shall be abated as of such date of damage or destruction and shall be refunded by Landlord to Tenant and Tenant shall vacate the Demised Premises and surrender the same to Landlord in accordance with the provisions of Article 12 hereof.

Section 15.03      Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage by fire or other casualty or the repair thereof. Landlord will not carry insurance of any kind on Tenant’s Property or Tenant’s Alterations nor shall it be required to repair any of Tenant’s Alterations. It is expressly understood that if Landlord shall be delayed from completing the repairs due to any acts of Tenant, its agents, servants, employees or contractors, then such repairs shall be deemed complete on the date when the repairs would have been complete but for such delay and the expiration of the abatement of Tenant’s obligations hereunder shall not be postponed by reason of such delay. Any additional costs to Landlord to complete any repairs occasioned by such delay shall be paid by Tenant to Landlord within thirty (30) days after demand, as Additional Rent

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Section 15.04         Landlord and Tenant agree that they shall cooperate with the other in providing information to an insurance company with respect to any loss or damage occurring in the Demised Premises and shall not interfere with the other’s collection of insurance proceeds.

Section 15.05         Nothing herein contained shall relieve either party from any liability to the other caused by such party’s negligence, willful misconduct or criminally liable acts in connection with any damage to the Demised Premises or the Building by fire of other casualty.

Section 15.06         This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and any law providing for such contingency in the absence of such express agreement, now or hereafter enacted, shall have no application in such case.

ARTICLE 16

NO EMPLOYEE OF CITY HAS ANY INTEREST IN LEASE

Section 16.01         Landlord warrants and represents that no officer, agent, employee or representative of The City of New York has received any payment or other consideration from Landlord for the making of this Lease and that no officer, agent, employee or representative of The City of New York has any interest, directly or indirectly, in this Lease or the proceeds thereof.

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ARTICLE 17

QUIET ENJOYMENT

Section 17.01         Subject to the terms, conditions and provisions of this Lease, Landlord covenants that Tenant, upon paying the rent reserved herein, and performing all of the other terms, covenants and conditions on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Demised Premises for the uses and purposes stated in this Lease in Article 1.

ARTICLE 18

INTENTIONALLY DELETED

ARTICLE 19

SUBORDINATION AND NON-DISTURBANCE

Section 19.01         (a) This Lease shall be subject and subordinate to all existing mortgages of record or future mortgages from a reputable lender or lending institution which may affect the Land and the Building (“Superior Mortgages”), and to all existing or future ground or underlying leases which affect the Land and/or the Building (“Superior Leases”) provided, and as a condition precedent to the subordination of this Lease to any said Superior Mortgages and Superior Leases, the mortgagee of any Superior Mortgage and the lessor under a Superior Lease, as the case may be, shall execute and deliver to Tenant an agreement (a “Nondisturbance Agreement”) in recordable form and in the form reasonably acceptable to Tenant (or substantially in the form attached hereto as Exhibit E). The Nondisturbance Agreement shall provide, inter alia, that should it become necessary to foreclose such Superior Mortgage or terminate such Superior Lease, as the case may be, or should said mortgagee or lessor otherwise come into possession of the Demised Premises, such mortgagee or lessor will not join Tenant under this Lease in foreclosure or summary proceedings and will not disturb the use and occupancy of Tenant under this Lease so long as Tenant is not in default under any of the terms, covenants and conditions of this Lease.

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(b)          Notwithstanding anything to the contrary in the foregoing subparagraph (a), Landlord agrees, at its sole cost and expense, to deliver to Tenant, simultaneously with Landlord’s execution of this Lease, a fully negotiated and executed Nondisturbance Agreement (substantially in the form attached hereto as Exhibit E or in the form used by the mortgagee that is reasonably acceptable to Tenant) signed by Landlord and Landlord’s current mortgagee, ground lessor and/or over landlord(s), as the case may be, if any Superior Mortgage, Superior Lease or sublease exists at the time of Landlords’ execution of this Lease. Delivery of such Nondisturbance Agreement by Landlord to Tenant shall be a precondition to Tenant’s execution and delivery of this Lease.

ARTICLE 20

HOLDOVER TENANT

Section 20.01         Should Tenant continue to occupy the Demised Premises or any portion thereof after the expiration of the Term or renewal term, if any, including, without limitation, a termination by Tenant pursuant to Article 3) such tenancy shall be from month- to-month, terminable by either party of thirty (30) days’ notice to the other, and such month - to-month tenancy shall be under the same terms, covenants and conditions of this Lease at the same Base Rent and Additional Rent due for the last month of the term. Notwithstanding anything to the contrary contained herein, Landlord reserved its rights to pursue all of its remedies against Tenant in law and in equity.

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ARTICLE 21

NOTICE

Section 21.01 (a)    Any notice required to be given shall be in writing and shall be sent by overnight delivery (with evidence of receipt) or delivered personally to Landlord (with receipt of by hand delivery), and addressed to Landlord at the address hereinbefore set forth to the attention of Mr. David Bistricer, with a copy sent simultaneously in like manner to : Jacob J. Schwimmer, Security Equity LLC, 4611 12th Avenue, Brooklyn, New York 11219 or to Tenant addressed to:

ASSISTANT COMMISSIONER

REAL ESTATE TRANSACTIONS/ ASSET MANAGEMENT

Department of Citywide Administrative Services

1 Centre Street, 20th Floor North

New York, N.Y. 10007

and, in addition, to:

OFFICE OF COURT ADMINISTRATION

25 Beaver Street

New York, New York 10004

Attention: Mr. Thomas Lotito, Coordinator of Facilities Management Either party may change its address as set forth herein by notice to the other in the manner provided for herein, provided that no notice of change of address shall be effective until the first day of the month following the month in which notice is given. Notice shall be deemed given as of the third (3rd) day of mailing.

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Section 21.02 (a)    Special Notices: In addition to any other notices expressly required under this Lease to be given by Landlord to Tenant, Landlord shall immediately give written notice to Tenant of (i) the giving of any notice or the taking of any action by the holder of any Superior Mortgage, the result of which may be the foreclosure of, or the sale or taking of possession of, all or any part of the Demised Premises, (ii) the commencement of a case in bankruptcy or under the laws of any state naming Landlord as the debtor, which remains undismissed for a period of one hundred twenty (120) days, or (iii) the making by Landlord of an assignment or any other arrangement for the benefit of creditors under any state statute, which remains undismissed for a period of one hundred twenty (120) days.

(b)          Notwithstanding the foregoing, service of process to commence a summary proceeding pursuant to Article 7 of the Real Property Actions and Proceeding Law (RPAPL) relating to an occupancy by the City of New York or its agencies or officers of the Demised Premises which at its commencement was authorized under this Lease shall be served in the manner required by CPLR Section 311.

ARTICLE 22

FORCE MAJEURE

Section 22.01         Landlord, Tenant or any leasehold mortgagee or any mortgagee under a Superior Mortgage shall not be deemed in default under this Lease if it is delayed in the performance of any act, matter or thing which it is obligated to perform hereunder due to “Force Majeure” (other than either party’s obligation to make any payment due hereunder). For purposed of this Lease, the term “Force Majeure” shall mean (i) strikes, lockouts, or labor disputes; or (ii) acts of God, governmental restrictions, regulations or controls, unreasonable delay by governmental agencies, enemy or hostile governmental actions, civil commotion, insurrection, revolution, sabotage, fire, other casualty or other conditions similar to those enumerated in this Article. In the event of any delay due to Force Majeure, all dates for performance shall automatically be extended by a period equal to the aggregate period of all such delays.

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ARTICLE 23

SAVE HARMLESS

Section 23.01         Except as expressly provided in this Lease, Landlord and Tenant shall each indemnify, defend and hold harmless the other party from and against any and all liability, fines, suits, claims, demands, expenses and actions of any kind or nature arising (i) by reason of injury to person or property occurring on or about the Demised Premises, the Building, or the Land of which they form a part, to the extent such accident, injury or damage results or is claimed to have resulted from any act, omission or negligence of the other party or its agents, employees, contractors, licensees, or servants; (ii) by reason of either party’s breach, violation or non- performance of any covenant or condition in this Lease on the part of such party to be fulfilled, kept, and observed and performed; and (iii) from any act, omission or negligence of either party, its contractors, licensees, agents, servant or employees. Tenant shall not do or permit any act or thing to be done upon the Demised Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirements, and shall exercise such control over the Demised Premises as to fully protect Landlord against any such liability. Neither Landlord nor Tenant shall have any liability for consequential damages suffered by the other party.

ARTICLE 24

INVESTIGATIONS

1.1          The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

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1.2(a)      If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

1.2(b)      If any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then;

1.3(a)      The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

1.3(b)     If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 1.5 below without the City incurring any penalty or damages for delay or otherwise.

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1.4          The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

a)	The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

(b)	The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

1.5          The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:

(a)	The party’s good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(b)	The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

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(c)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

(d)	The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 1.4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 1.3(a) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

1.6(a)     The term “license” or “permit” as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

1.6(b)     The term “person” as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

1.6(c)     The term “entity” as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

1.6(d)     The term “member” as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

1.7           In addition to and notwithstanding any other provision of this Agreement, the Commissioner or agency head may in his or her sole discretion terminate this Agreement upon not less than three (3) days written notice in the event contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment of other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this Lease by the Landlord, or affecting the performance of this Lease.

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ARTICLE 25

SIGNIFICANT RELATED PARTY TRANSACTIONS

Section 25.01         Landlord shall be required to disclose and notify Tenant of any transactions with Affiliates (hereinafter defined) of Landlord, the costs of which are charged to Tenant as rent, including, but not limited to, Base Year Operating Expenses, overtime HVAC and other services, tenant repairs, common area electricity, cleaning and painting. Landlord shall provide Tenant with written notice of such transactions upon submission of invoices for rent or at the end of the calendar year in which the transactions to be billed as rent were performed by any Affiliates. When such transactions occur, prices of same must be in line with normal industry practice in New York City. Landlord’s failure to notify Tenant of such Affiliate transactions shall result in a disallowance of such costs that would otherwise be billed as rent. If such Affiliate transactions occurred and were disclosed, but it is found by Tenant, in its reasonable judgment, that the costs thereof exceed normal industry costs in an arm’s length third party transaction in New York City, then such excessive charges shall be disallowed. For the purposes of this Lease, the term “Affiliates” shall mean a person or entity which shall (a) Control, (b) be under the Control of, or (c) be under common Control with Landlord. The term “Control” shall mean ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.

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ARTICLE 26

ASBESTOS

Section 26.01       Landlord and Tenant agree that during the Term, if required by applicable Requirements, Landlord or, to the extent required in this Article, Tenant shall abate (i.e. remove, enclose, encapsulate and/or replace) and/or monitor and manage any asbestos containing materials (including, but not limited to, any such materials on boilers, pipes, ducts, breechings, plenum, tanks, spray on or other insulation, and any affected floor tiles, plaster, and ceiling tiles, collectively “ACM”) in the Demised Premises and portions of the Building through which Tenant has access to the Demised Premises, upon and subject to the following terms and conditions set forth in this Article. Except as may otherwise be provided herein, the decision whether the appropriate course of action is abatement or monitoring and management shall be made by Landlord is its sole discretion.

Section 26.02 (a)    Unless already provided to Tenant by Landlord pursuant to Article 24 of the License Agreement, within ten (10) business days following the execution and delivery of this Lease by Tenant, Landlord shall, at its sole cost and expense, retain an independent third party consultant (which consultant must be approved in advance by the Department of Citywide Administrative Services (“DCAS”), which approval shall not be unreasonably withheld or delayed), which consultant shall conduct and prepare a survey of the Demised Premises and portions of the Building through which Tenant has access for the presence of ACM (the “Survey”) which Survey shall be done in accordance with requirements and standards set forth in the Federal Asbestos Hazard Emergency Response Act of 1987 (“AHERA”) and regulations promulgated thereunder (see 40 CFR 763). The Survey shall set forth findings, as well as recommendations, with respect to the ACM. The first part of the Survey (“Phase I”) shall be completed within ten (10) business days following Landlord’s retention of the consultant and shall specifically identify ACM which is deteriorated and the locations of those areas in which it is deteriorated and shall recommend whether the deteriorated ACM so discovered should be removed, enclosed, repaired and/or encapsulated. A copy of Phase I of the Survey shall be forwarded to Tenant by Landlord within five (5) business days of Landlord’s receipt of the same, and copies shall be filed by Landlord with all governmental authorities or agencies whose regulations so require.

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(b)          The balance of the Survey (“Phase II”), which shall cover ACM other than deteriorated ACM set forth in Phase I, shall be completed no later than sixty (60) days from the date of the Phase I survey. A copy of Phase I and Phase II of the Survey (the “Total Survey”) shall be provided by Landlord to Tenant within five (5) business days of Landlord’s receipt of Phase II of the Survey and copies of the Total Survey shall be filed by Landlord with all governmental authorities or agencies where regulations so require.

(c)          No later than thirty (30) days after completion of Phase I of the Survey, Landlord shall, at its own cost and expense, commence or cause an abatement of any deteriorated ACM in the manner the Survey may specify or recommend, subject to concurrence by DCAS, and perform any work incidental thereto (the “ACM Work”). Landlord shall, within a time frame to be mutually agreed to between Landlord and Tenant, diligently and in good faith complete the ACM Work. Landlord’s contractor performing the ACM Work must be approved by DCAS; DCAS approval shall not be unreasonably withheld or delayed. Landlord shall give Tenant at least ten (10) days advance written notice of commencement and phasing of any ACM Work. Performance of the ACM Work shall be in accordance with and shall comply with all applicable Federal, State, County and Municipal laws, rules, standards, regulations, requirements and ordinances, as well as policy statements specifically directed by the City of New York (collectively “Laws and Procedures”) governing ACM Work. The contractor performing the ACM Work shall file (and pay all fees associated with) all notices or documents, certifications or other communications required by the City, State and Federal governments as signed by the Landlord as the “Owner”. The contractor shall simultaneously forward to Tenant/DCAS copies of all notices, certifications or other communications given to Landlord or filed with the proper agencies or authorities relating to ACM. In addition. Landlord shall contract for on-site air testing which, in accordance with the rules and regulations of the New York City Asbestos Control Program, must be conducted by a party prescribed by applicable law. The party performing the on-site air testing is subject to prior written approval by DCAS, which approval shall not be unreasonably withheld or delayed.

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(d)          As set forth above, Landlord shall be required to give Tenant not less than ten (10) days advance written notice of the scheduling of each phase of the ACM Work so that Tenant may relocate its operations and personnel, if necessary, prior to the commencement thereof. Landlord shall consider Tenant’s use and occupancy of the Demised Premises so as to minimize the negative impact of the ACM Work on Tenant’s operations in and use of the Building and the Demised Premises. In the event Tenant must vacate the Demised Premises or any portion thereof because the ACM Work, in the sole determination of Tenant, renders the Demised Premises unusable by Tenant, annual rent shall abate in the proportion that the portion of the Demised Premises which is vacated and/or rendered unusable bears to the entire Demised Premises for the period of time involved, provided it exceeds one full business day. Such abatement of rent shall continue until the Demised Premises or any portion thereof may be used for the purposes set forth in this Lease, as determined solely by Tenant, and Tenant certifies same in writing.

(e)          If Landlord fails to comply with the requirements of subparagraphs (a) through (d) above, Tenant shall, in addition to any other remedy it may have, have the option to effect the ACM Work on its own, as agent for Landlord by hiring any consultants, contractors or experts Tenant deems necessary to plan, effect and supervise the ACM Work and Tenant shall be entitled to offset all costs and expenses associated with the ACM Work against any amounts otherwise due or becoming due to Landlord as rent and additional rent under the terms of this Lease, which offset shall be in addition to any applicable abatement or reduction in rent under subparagraph (d) above. Tenant shall not proceed with the ACM Work unless: (a) written notice shall first be given to Landlord specifying the manner in which Tenant claims such ACM Work has not been properly completed; and (b) Landlord shall have had thirty (30) days following receipt of such notice within which to complete said work.

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(f)           Following performance and completion of the ACM Work, Landlord shall, at its sole cost and expense, restore the Demised Premises to the condition that, in Tenant’s sole opinion, permits Tenant to use the Demised Premises for the purposes set forth in this Lease. Landlord shall be solely responsible for all repairs arising out of the performance of the ACM work. Landlord hereby agrees to save, hold harmless and indemnify Tenant, its employees, guests and invitees against any and all claims for bodily injury or property damage in connection with the ACM Work and work incidental thereto.

(g)          During the Term, Landlord shall, at its sole cost and expense, have the ACM monitored in the Demised Premises and the portions of the Building through which Tenant has access to the Demised Premises or which affect the Demised Premises pursuant to a plan approved by Tenant (the “Monitor Survey”) by a New York City Department of Environmental Protection certified asbestos investigator at least once every one hundred eighty (180) days from the Inspection, and Landlord shall immediately provide Tenant with a copy of the results of each such Monitor Survey. The Monitor Survey shall be in accordance with the principles set forth in the EPA Document “Managing Asbestos In Place” (the “Green Book”), as it may be subsequently revised or replaced by a similar text. If any such Monitor Survey should reveal that ACM has deteriorated, Landlord shall so notify Tenant in writing within five (5) days of the completion of such survey which notice shall be accompanied by a copy of such survey. Landlord shall within five (5) days from the completion of such Monitor Survey commence and diligently proceed to comply with continuity with the provisions of this Article with respect to abatement of any deteriorated ACM described in any such Monitor Survey.

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(h)          The ACM Work must be performed by Landlord in accordance with Laws and Procedures and shall be done to the full satisfaction of Tenant. Upon completion of the ACM Work, Landlord shall provide Tenant with a certification of completion of same prepared by a New York City Department of Environmental Protection certified asbestos investigator. At such time, Tenant may re-inspect the premises to verify the accuracy of Landlord’s certification and advise Landlord if any further work needs to be done.

(i)          Notwithstanding anything to the contrary set forth in this Lease or this Article, Landlord shall be required at all times during the term of this Lease to comply with Laws and Procedures governing ACM and the ACM Work in the Demised Premises and/or Building.

ARTICLE 27

LANDLORD’S REPRESENTATIONS

Section 27.01      Landlord hereby warrants that, having made reasonable efforts to discover same, to the best of its knowledge, it is not in default beyond any applicable grace or notice period of any obligation to the City of New York, nor is Landlord, its officers, principals or stockholders a defendant in any action instituted by the City.

Section 27.02      The manager and members of Landlord are as set forth in the Landlord disclosure form dated September 19, 2014. Any misrepresentation by Landlord with regard to the warranties set forth in this Article shall constitute a basis for rescission of this Lease.

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ARTICLE 28

EXCULPATORY CLAUSE

Section 28.01      Tenant shall look solely to the estate and interest of Landlord in the Building and the Land for the satisfaction of Tenant’s remedies for the collection of a judgment(or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of Landlord or of any partner, member, stockholder, officer or director (direct or indirect) thereof shall be subject to levy, execution, attachment or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord or Tenant hereunder, or Tenant’s use or occupancy of the Demised Premises, or any other liability of Landlord to Tenant. The obligations of Landlord under the Lease shall not be binding upon Landlord named herein after sale, conveyance, assignment or transfer by such Landlord, except with respect to matters or liability accruing prior to the effective date of such sale conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale conveyance, assignment or transfer by such subsequent landlord, except with respect to matters or liability accruing prior to the effective date of such sale conveyance, assignment or transfer by such landlord) of its interest in the Building or the Land, as the case may be, and in the event of any such sale conveyance, assignment or transfer, which Landlord shall have the right to as in in its sole discretion, Landlord shall thereafter be and hereby is entirely freed of all covenants and obligations of Landlord under the Lease, except with respect to matters or liability accruing prior to the effective date of such sale conveyance, assignment or transfer by Landlord.

ARTICLE 29

NO WAIVER

Section 29.01         The failure by either party to insist, in one or more instances upon the full performance of any of the covenants, conditions or obligations of the other party hereunder shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition, and the consent or approval by one party to or of any act by the other party requiring the first party’s consent or approval shall not be construed to waive or render unnecessary the first party’s consent or approval to or of any subsequent similar act by the other party. No provision of this Lease shall be deemed to have been waived by a party unless such waiver be in writing signed by the party against whom such waiver is claimed.

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ARTICLE 30

BROKERAGE

Section 30.01      Landlord and Tenant represent to the other that neither has dealt with any broker in connection with this Lease. Tenant and Landlord hereby indemnify and hold each other harmless against all loss, damage liability, cost and expense of any nature (including reasonable attorney’s fees and disbursements) based on any claim by any party whom such indemnifying party has dealt for a commission or other compensation in connection with this Lease which is based on the actions of the indemnifying party or its agents or representatives. The indemnified party shall cooperate with the indemnifying party in any defense; the indemnified party shall not settle a claim, liability or action for which the indemnifying party has the obligation to defend or indemnify without the indemnifying party’s consent. The foregoing indemnifications shall survive any expiration or termination of this Lease.

ARTICLE 31

TENANT’S DEFAULT

Section 31.01      This Lease and the Term and estate hereby granted are subject to the further limitations that:

(a)          If Tenant shall default in the payment of any Base Rent or Additional Rent or other charges under this Lease and such default shall continue for twenty (20) business days in the case of Base Rent or thirty (30) business days in the case of Additional Rent after Landlord shall have given Tenant notice specifying such failure; or

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(b)          If Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Base Rent, Additional Rent or other charge under this Lease) and such default shall continue and not be remedied within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to any risk of forfeiture, penalties, or criminal liability or of default under any superior lease or superior mortgage (or permit the lender not to fund the same), if Tenant shall not (i) within said thirty (30) day period acknowledge the existence of such default and advise Landlord of Tenant’s intention to take all steps necessary to remedy such default, (ii) duly commence within said thirty (30) day period, and thereafter continuously and diligently prosecute to completion all steps necessary to remedy such default and (iii) complete such remedy within a reasonable time after the date of said notice to Tenant; or

(c)          If Tenant shall assign this Lease or sublease all of any portion of the Demised Premises in violation of Article 34 hereof; then in any of said cases, Landlord may give to Tenant a notice of intention of end the Term of this Lease at the expiration of twenty (20) business days from the date of the service of such notice of intention, and upon the expiration of said twenty (20) business days this Lease and the Term and estate hereby granted shall terminate with the same effect as if that day was the day herein definitely fixed for the expiration of this Lease. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damage to which Landlord may be lawfully entitled by reason of Tenant’s default hereunder. Suites or suits for the recovery of such damages, or any installment thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been so terminated under the provisions of this Article 31.

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Section 31.02      Without limiting any other rights or remedies of Landlord under this Lease, if Tenant shall fail to pay any installment of Base Rent, Additional Rent or any other item of rent within twenty (20) business days after any of the same shall be due in the case of Base Rent or thirty (30) business days after the same shall be due in the case of Additional Rent, with an additional grace period of up to thirty (30) days each for delays in payment due to the annual re- registration of this Lease by the Comptroller, Tenant shall pay to Landlord, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment. For purposes of this Lease, the term “Default Rate” shall mean the greater of (a) the statutory rate for judgments and (b) the annual interest rate publicly announced by Citibank, N.A. (or any successor thereto) at its principal place of business in New York City as its locally applicable so- called ‘base rent” (the “Prime Rate”).

ARTICLE 32

ESTOPPEL CERTIFICATE

Section 32.01         Tenant, at any time, and from time to time, but not more than every six (6) months upon at least thirty (30) days’ prior notice by Landlord, shall execute, acknowledge and delivery to Landlord, and/or to any other person, firm or corporation specified by Landlord (“Recipient”), a statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same in in full force and effect as modified and stating the modifications), stating the then amount of the Base Rent and the dates to which the Base Rent and Additional Rent have been paid, stating whether or not there exist any default by Landlord under this Lease known to Tenant, and if, if so, specifying each such default, and identifying the Demised Premises of which Tenant has taken possession.

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ARTICLE 33

WAIVER OF TRIAL BY JURY AND COUNTERCLAIMS

Section 33.01          It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use and occupancy of the Demised Premises, and any emergency statutory or other statutory remedy. It is further mutually agreed that in the event Landlord commences any summary proceeding for non- payment of rent, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in any such proceeding other than compulsory counterclaims, or counterclaims that might be otherwise lost if not asserted in said proceeding.

ARTICLE 34

ASSIGNMENT, SUBLETTING OR MORTGAGING

Section 34.01         Tenant, for itself, its legal representative, successor or assigns, expressly covenants that it shall not mortgage this Lease without the prior written consent of Landlord. Except as expressly permitted by Section 1.01 above, Tenant shall not assign this Lease or sublet all or any portion of the Demised Premises without the prior written consent of Landlord, which may be granted or denied in Landlord’s sole discretion. No assignment, mortgage, sublease or occupancy shall be deemed a release of Tenant from the further performance by Tenant of the covenants or agreements on the part of Tenant to be performed and Tenant shall remain fully liable under this Lease for the payment of all sums and the performance of all of Tenant’s obligations hereunder. No consent by Landlord to an assignment or subletting shall be construed to relieve Tenant from obtaining the prior consent in writing of Landlord to any further assignment or subletting. In no way shall the forgoing limit the purposes for which the Commissioner of DCAS may determine to use the Demised Premises in his or her sole discretion as set forth in the Section 1.01 of this Lease, which determination shall not require Landlord’s written consent.

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ARTICLE 35

LEASE ENTIRE AGREEMENT

Section 35.01          This Lease sets forth the entire Agreement between the parties, superseding all prior agreements and understandings, written or oral, and may not be altered or modified except by a writing signed by both parties. This Lease shall be binding upon the parties hereto, their successors, legal representatives and assigns.

ARTICLE 36

APPICABLE LAW

Section 36.01         This Lease shall be governed by and construed in accordance with the internal laws of the State of New York.

ARTICLE 37

NUISANCE: HAZARDOUS MATERIALS

Section 37.01      Tenant covenant and agrees that throughout the Term, it shall not suffer, allow or permit any offensive or obnoxious vibration, noises, fumes, smoke, odor or other undesirable effect to emanate from the Demised Premises, or any machine or other installation herein, or otherwise suffer, allow or permit any such obnoxious vibration, noise, fumes, smoke, odor or other undesirable effect to constitute a nuisance or otherwise interfere with the safety, comfort or convenience of Landlord, other tenants of the Building or other customers, agents, or invitees or any others lawfully in or upon said Demised Premises or the Building. The provisions of this Article are in addition to the provisions made in Article 7 hereof and are not to be construed as a limitation of anything or matter contained in said Article 7.

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Section 37.02      Tenant shall not cause or permit any “Hazardous Materials” (as defined below) to be used, transported, stored, released, handled, produced or installed in, or, or from the Demised Premises or the Building, except for such Hazardous Materials (such as cleaning and photocopying fluid) that are customarily used in the operation of offices, provided that such Hazardous Materials are used in compliance with all laws and/or requirement of public authorities. The term “Hazardous Materials” shall mean any flammable, explosive, or radioactive materials, or hazardous wastes, hazardous and toxic substances, or related material, asbestos or any material containing asbestos, or any other such substance or material, as defined by any federal, state or local environmental law, ordinance, rule, regulation or common law including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing. In the event of a breach by Tenant of the provisions of this Article, Landlord shall, in addition to all of it rights and remedies under this Lease and pursuant to law, require Tenant to remove any such Hazardous Materials from the Demised Premises or the Building in the manner prescribed for such removal by all requirements of law. The provisions of this Article shall survive the expiration or sooner termination of this Lease.

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ARTICLE 38

VAULTS

Section 38.01      No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the Building is leased hereunder, anything contained in or indicated on any sketch, blue print or plan, or anything contained elsewhere in this Lease to the contrary notwithstanding. Landlord makes no representation as to the location of the property line of the Building. All vaults and vault space and all such areas not within the property line of the Building, which Tenant may be permitted to use and/ or occupy, are to be used and /or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction.

ARTICLE 39

ACCESS TO PREMISES

Section 39.01      Landlord and Landlord’s agents shall have the right (but shall not be obligation) to enter the Demised Premises in an emergency at any time, and, at other reasonable times upon reasonable forty - eight (48) hour advance notice, if possible to examine same and to make such repairs, replacements and improvements as Landlord may deem necessary and reasonably desirable to the Demised Premises (however, in no event may Landlord be permitted to perform any work to the exterior face and perimeter windows of the Building or perform any work which shall disrupt Tenant’s operation of the Demised Premises) or to any other portion of the Building. Tenant shall permit Landlord to erect, use and maintain and replace pipes and conduits in and through the Demised Premises and to erect new pipes and conduits therein, provided they are installed adjacent to or concealed behind the walls, floor or ceiling. Landlord may, during the progress of any work in the Demised Premises, take all necessary materials and equipment into said Demised Premises without the same constituting an eviction, except as otherwise set forth in Section 13.02 and Section 9.02 thereof, Tenant shall not be entitled to any abatement of rent while such work is in progress nor to any damages by reason of loss or interruption of business or otherwise. Throughout the Term, Landlord shall have the right to enter the Demised Premises at reasonable hours, upon reasonable notice, for the purpose of showing the same to prospective purchasers or mortgagees of the Building, and during the last twelve months of the Term for the purpose of showing the same to prospective tenants.

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Section 39.02       Landlord shall use its reasonable efforts to minimize interference with Tenant’s use and occupancy of the Demised Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall no have no obligation to employ contractors or labor at so- called overtime or other premium pay rates or to incur any other overtime costs or expense whatsoever.

ARTICLE 40

ATTORNEYS’ FEES

Section 40.01      Each party agrees to pay to the other upon demand, as additional rent in the case of Tenant, a sum equal to all reasonable out- of pocket costs and expenses (including attorney’s fees, costs of investigation and disbursements) incurred by the other party, if the other party prevails in enforcing any or all of its rights hereunder, specifically including the cost of collecting sums due, whether or not an action or proceeding is commenced, or levying and collecting on any judgment or arbitration award in the other party’s favor. To the extent either party uses its own employees as attorney, such party shall be entitled to collect, if entitled to attorney fees pursuant to the preceding sentence, such reasonable fees as a private -sector outside attorney performing the same services would be entitled to.

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ARTICLE 41

EXCAVATION AND SHORING;

BRIDGE OR SCAFFOLDING

Section 41.01          If an excavation shall be made upon land adjacent to the Demised Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Demised Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building of which Demised Premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent. If such excavation is being performed by Landlord, Landlord shall (a) provide Tenant with such advance notice as is reasonable under the circumstances, (b) use commercially reasonable efforts to minimize interference with the operation of Tenant’s business in the Demised Premises, (c) indemnify Tenant (in its capacity as tenant hereunder) from and against any claim arising from such exaction and (d) abate Tenant’s rent to the extent such work renders the Demised Premises unusable and Tenant in fact does not use the Demised Premises.

Section 41.02      In the event Landlord must, in order to comply with applicable law, modify portions of the Building or alter or renovate the same, or clean, repair or waterproof the Building’s facade, Landlord may erect scaffolding “Bridges” and other temporary structures to accomplish the same, notwithstanding that such structure may obscure signs or windows forming a part of the Demised Premises, and notwithstanding that access to portions of the Demised Premises may be diverted or partially obstructed; provided, however, Landlord agrees to use reasonable efforts to minimize impairment of access to the Demised Premises and agrees to endeavor to accomplish the purposes intended and remove the structure in an expeditious manner. Landlord shall not be liable to Tenant or any party claiming through Tenant for loss of business of other consequential damages arising out of any change in the Building resulting from such alteration, renovation, repair, cleaning, out of the foregoing structures, or out of any noise, dust or debris from the performance of work in connection therewith, nor out of the disruption of Tenant’s business or access to the Demised Premises necessary to perform sidewalk repairs, nor shall any matter arising out of the foregoing be deemed an actual or constructive eviction, in whole or partial, of Tenant from the Demised Premises or a beach of Landlord’s covenant of quiet enjoyment or entitle Tenant to any abatement of rent whatsoever.

ARTICLE 42

RULES AND REGULATIONS

Section 42.01          Tenant shall comply with all current rules and regulation for the Building, a copy of which is attached hereto as Exhibit F, including any reasonable modification thereof and additions thereto as Landlord may make and hereafter communicate to Tenant, from time to time (the “Rules and Regulations”), which, in Landlord’s reasonable judgment, shall be necessary for the reputation, safely, care and appearance of the Building, or the operation or maintenance of the Building and which do not materially or unreasonably affect the conduct of Tenant’s business in the Demised Premises; provide, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control.

{SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, the said parties have caused this Lease to be executed the day and year first above written.

BERKSHIRE EQUITY LLC

Landlord

By:	/s/ David Bistricer
Name:
Title:

THE CITY OF NEW YORK, acting
through the Department of Citywide
Administrative Services

Tenant

By:	/s/ Ricardo E. Morales
Ricardo E. Morales
Deputy Commissioner
Asset Management
Department of Citywide
Administrative Services

Approved as to Form:

/s/ [ILLEGIBLE]
Acting Corporation Counsel
JDC OCT 17 2014

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UNIFORM FORM OF ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 24 day of September, in the year 2014, before me, the undersigned, personally appeared David Bistricer, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Chaya Sara Beer
(Notary Public)”Strike-out (Commissioner of Deeds)

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 17th day of December, in the year 2015, before me, the undersigned, personally appeared Ricardo E. Morales, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Susan R. Gabriel
(Notary Public)“Strike-out (Commissioner of Deeds)

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